UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

OLIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Notes:

Reg. Section 240.14a-101.

SEC 1913 (3-99)

190 CARONDELET PLAZA, SUITE 1530, CLAYTON, MISSOURI 63105-3443

March 9, 2007

Dear Olin Shareholder:

We cordially invite you to attend our 2007 annual meeting of shareholders.

This booklet includes the notice and proxy statement, which describes the business we will conduct at the meeting and provides information about Olin that you should consider when you vote your shares. We have not planned a communications segment or any multimedia presentations for the 2007 annual meeting.

Mr. Donald W. Griffin, a Class I director, will retire from Olin’s board upon the expiration of his current term on April 25, 2007. The board thanks Mr. Griffin for his past contributions and extends its best wishes in his future endeavors.

Whether or not you plan to attend, it is important that your shares are represented and voted at the annual meeting. If you do not plan to attend the annual meeting, you may vote your shares on the Internet, by telephone or by completing and returning the proxy card in the enclosed envelope. If you plan to attend the annual meeting, please bring the lower half of your proxy card to use as your admission ticket for the meeting.

At last year’s annual meeting more than 92% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year’s meeting and we urge you to vote as soon as possible.

Sincerely,

Joseph D. Rupp

Chairman, President and

Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to promptly vote the shares on the Internet, by telephone or by completing, signing, dating and returning your proxy card in the enclosed envelope.

OLIN CORPORATION

Notice of Annual Meeting of Shareholders

Time:	8:30 a.m. (Central Daylight Time)

Date:	Thursday, April 26, 2007

Place:	The Crowne Plaza Hotel
7750 Carondelet Avenue
Clayton, Missouri 63105

Purpose:	To consider and act upon the following:

(1)	The election of three directors to serve for three-year terms expiring in 2010.

(2)	Ratification of the appointment of independent registered public accounting firm for 2007.

(3)	Such other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were the record owner of Olin common stock at the close of business on February 28, 2007.

By Order of the Board of Directors:

George H. Pain

Secretary

Clayton, Missouri

March 9, 2007

OLIN CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held April 26, 2007

GENERAL QUESTIONS

Why did I receive this proxy statement?

You received this proxy statement because you owned shares of Olin common stock, par value $1 per share, which we sometimes refer to as common stock, at the close of business on February 28, 2007. Olin’s board of directors is asking you to vote at the 2007 annual meeting for each of the director nominees identified in Item 1 and for Item 2 listed in the notice of the annual meeting of shareholders. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision.

When was this proxy material mailed to shareholders?

We began to mail the proxy statement and form of proxy to shareholders on or about March 9, 2007.

What if I have questions?

If you have questions, please write them down and send them to the Secretary at Olin’s principal executive office at 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443.

What will I be voting on?

You will be voting on:

(1)	the election of three directors,

(2)	the ratification of KPMG LLP as Olin’s independent registered public accounting firm for 2007, and

(3)	any other business properly presented at the annual meeting.

Could other matters be voted on at the annual meeting?

As of March 9, 2007, the items listed in the preceding question are the only matters being considered. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment and opinion as to what is in the best interests of Olin.

How does the Board recommend I vote on the proposals?

The board recommends a vote for each of the director nominees identified in Item 1 and for Item 2.

VOTING

Who can vote?

All shareholders of record at the close of business on February 28, 2007 are entitled to vote at the annual meeting.

How many votes can be cast by all shareholders?

At the close of business on February 28, 2007, the record date for voting, we had outstanding 73,643,645 shares of common stock. Each shareholder on the record date may cast one vote for each full share owned. The presence in person or by proxy of the holders of a majority of such shares constitutes a quorum.

How do I vote?

You may vote either in person at the annual meeting or by proxy. To vote by proxy, you must select one of the following options:

•	Vote by telephone (telephone voting instructions are printed on the proxy card):

•	Call the toll-free voting telephone number: 1-866-540-5760.
•	Have the proxy card in hand.
•

Follow and comply with the recorded instructions by the applicable deadline (11:59 p.m. Eastern Daylight Time on April 25, 2007 for shareholders and 11:59 Eastern Daylight Time on April 23, 2007 for participants in the Olin Corporation and Arch Chemicals, Inc. Contributing Employee Ownership Plans (CEOP).

•	If you are not the shareholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote on the Internet (Internet voting instructions are printed on the proxy card):

•	Access http://www.proxyvoting.com/oln.
•	Have the proxy card in hand.
•	Follow the instructions provided on the site.

•	Submit the electronic proxy before the required deadline (11:59 p.m. Eastern Daylight Time on April 25, 2007 for shareholders and 11:59 Eastern Daylight Time on April 23, 2007 for CEOP participants).
•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Complete the enclosed proxy card:

•	Complete all of the required information on the proxy card.
•	Date and sign the proxy card.
•

Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card not later than the day before the annual meeting and for CEOP participants before 11:59 p.m. Eastern Daylight Time on April 23, 2007 for your proxy to be valid and for your vote to count.

•	If you are not the shareholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

If you vote in a timely manner by the Internet or telephone, you do not have to return the proxy card for your vote to count. The Internet and telephone voting procedures appear on the bottom of the enclosed proxy card. You may also log on to change your vote or to confirm that your vote has been properly recorded.

If you want to vote in person at the annual meeting, and you own your common stock through a custodian, broker or other agent, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the annual meeting.

How are votes counted?

If you specifically mark the proxy card (or vote by telephone or Internet) and indicate how you want your vote to be cast regarding any matter, your directions will be followed. If you submit the proxy card but do not specifically mark it with your instructions as to how you want to vote, the proxy will be voted for the election of the directors and in favor of Item 2 listed in the proxy.

Mellon Investor Services LLC tabulates the shareholder votes and provides an independent inspector of election as part of its services as our registrar and transfer agent. If you submit a proxy card marked “abstain” or “withhold” on any item, your shares will not be voted on the item so marked and your vote will not be included in determining the number of votes cast for that matter.

Can I change my vote?

Yes. Even if you vote by Internet or telephone or submit a proxy card with your voting instructions, you may revoke or change your vote at the meeting any time by:

•	casting a new vote on the Internet or by telephone,

•	submitting another written proxy with a later date,

•	sending a written notice of the change in your voting instructions to the Secretary if received before the annual meeting, or

•	revoking the grant of a previously submitted proxy and voting in person at the annual meeting. Please note that your attendance at the annual meeting itself will not revoke a proxy.

When are the votes due?

Proxies submitted by shareholders by Internet or by telephone will be counted in the vote only if they are received by 11:59 p.m., Eastern Daylight Time on April 25, 2007. Shares represented by proxies on the enclosed proxy card will be counted in the vote at the annual meeting only if we receive your proxy card by April 25, 2007. Proxies submitted by CEOP participants will be counted in the vote only if they are received by 11:59 p.m., Eastern Daylight Time on April 23, 2007.

How do I vote my shares held in the Olin Contributing Employee Ownership Plan or the Arch Chemicals, Inc. Contributing Employee Ownership Plan?

On February 28, 2007, the Olin Corporation Contributing Employee Ownership Plan (Olin CEOP) held 6,091,475 shares of our common stock and the Arch Chemicals, Inc. Contributing Employee Ownership Plan (Arch CEOP) held 413,439 shares. We sometimes refer to one or both of these plans as the CEOP. State Street Bank and Trust Company serves as the Trustee of the Olin CEOP and JPMorgan Chase Bank serves as Trustee of the Arch CEOP. If you are a participant in either CEOP, you may instruct the Trustee of that CEOP how to vote shares of common stock credited to you by voting on the Internet or telephone or by indicating your instructions on your proxy card and returning it to us. The Trustees will vote shares of common stock held in the CEOP for which they do not receive voting instructions in the same manner proportionately as they vote the shares of common stock for which they do receive instructions.

How do I vote my shares held in the Automatic Dividend Reinvestment Plan?

Mellon Investor Services LLC is our registrar and transfer agent and administers the Automatic Dividend Reinvestment Plan. If you participate in our Automatic Dividend Reinvestment Plan, Mellon will vote any shares of common stock that it holds for you in accordance with your instructions indicated on the proxy card you return or the vote you make by Internet or telephone. If you do not submit a proxy card for your shares of record or vote by Internet or telephone, Mellon Investor Services LLC will not vote your dividend reinvestment shares.

MISCELLANEOUS

Can I contact Board members directly?

Our audit committee has established the following methods for shareholders to communicate directly with the board and/or its members.

•	Mail—Letters may be addressed to the board or to an individual board member as follows:

The Olin Board or (Name of the director)

c/o Office of the Secretary

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, MO 63105

•

E-mail—You may send an e-mail message to Olin’s board at the following address: directors@olin.com. In addition, you may send an e-mail message to an individual board member by addressing the e-mail using the first initial of the director’s first name combined with his or her last name and the suffix@olin.com.

•

Telephone—Olin has established a safe and confidential process for reporting, investigating and resolving employee and other third party concerns. Shareholders may also use this Help-Line to communicate with one or more directors on any Olin matter. The Help-Line is operated by an independent, third party service 24 hours a day, 7 days a week. In the United States, the Help-Line can be reached by dialing toll-free 800-362-8348. If outside the United States, callers should call collect 203-750-3100. You may also access the Help-Line on the Internet at www.olinhelp.com.

Who pays for this proxy solicitation?

Olin will pay the entire expense of this proxy solicitation.

Who solicits the proxies and what is the cost of this proxy solicitation?

Our board is soliciting the proxies. We have hired The Proxy Advisory Group, LLC (Proxy Advisory Group), a proxy solicitation firm, to assist us with the distribution of proxy materials and vote solicitation. We will pay Proxy Advisory Group approximately $7,500 for its services and will reimburse Proxy Advisory Group for payments made to brokers and other nominees for their expenses in forwarding proxy solicitation materials.

How will the proxies be solicited?

Proxy Advisory Group will solicit proxies by personal interview, mail, and telephone, and will request brokerage houses and other custodians, brokers and other agents to forward proxy solicitation materials to the beneficial owners of Olin common stock for whom they hold shares. Our directors, officers and employees may also solicit proxies by personal interview and telephone.

How can I submit a shareholder proposal at the 2008 annual meeting?

If you want to present a proposal to be considered for inclusion in the 2008 proxy statement for the 2008 annual meeting, you must deliver the proposal in writing to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 no later than November 10, 2007. You must then present your proposal in person at the 2008 annual meeting.

If you want to present a proposal for consideration at the 2008 annual meeting without including your proposal in the proxy statement, you must deliver a written notice (containing the information required by Olin’s By-laws) to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 no later than January 28, 2008. You must also present your proposal in person at the 2008 annual meeting.

How can I directly nominate a director for election to the board at the 2008 annual meeting?

According to Olin’s By-laws, if you are a shareholder you may directly nominate an individual for election to the board if you deliver a written notice of the nomination to Olin’s Secretary no later than January 28, 2008. Your notice must include:

•	your name and address;

•	the name and address of the person you are nominating;

•	a statement that you are entitled to vote at the annual meeting and intend to appear at the annual meeting in person, or by proxy, to make the nomination;

•	a description of arrangements or understandings between you and others, if any, pursuant to which you are making the nomination;

•	such other information about the nominee as would be required in a proxy statement filed under the Securities and Exchange Commission (SEC) proxy rules; and

•	the written consent of the nominee to actually serve as a director, if elected.

Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

How can I recommend a Director for the slate of candidates to be nominated by Olin’s Board for election at the 2008 annual meeting?

In addition to directly nominating an individual for election to the board as discussed above, you can suggest that our Directors and Corporate Governance Committee consider a person for inclusion in the slate of candidates to be proposed by the board for election at the 2008 annual meeting. You can recommend a person by delivering written notice to Olin’s board no later than October 12, 2007. The notice must include the information described under the heading “What is Olin’s Director Nomination Process?” on pages 14 and 15, and must be sent to the address indicated under that heading.

How can I obtain shareholder information?

Shareholders may contact Mellon Investor Services LLC, our registrar and transfer agent, who also manages our Automatic Dividend Reinvestment Plan at:

Mellon Investor Services LLC

480 Washington Boulevard

Jersey City, NJ 07310

Telephone: (800) 306-8594

Internet: www.melloninvestor.com

For technical assistance with this website, call (877) 978-7778 between 9 a.m – 7 p.m. Eastern Time, Monday – Friday.

Shareholders can sign up for MLinkSM through Mellon Investor Services LLC for fast, easy and secure access 24 hours a day, 7 days a week for future proxy materials, investment plan statements, tax documents and more. To sign up log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment or you may call (877) 978-7778 for Investor ServiceDirect® customer service.

CERTAIN BENEFICIAL OWNERS

Except as listed below, no person beneficially owned more than five percent of our common stock as of February 28, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Street Bank and Trust Company	7,603,480	(a)	10.4
225 Franklin Street
Boston, MA 02110

Barclays Global Investors, NA	3,753,761	(b)	5.2
45 Fremont Street
San Francisco, CA 94105

(a)	Based on a Schedule 13G filing dated February 12, 2007, as of December 31, 2006: State Street has sole voting power as to 1,606,018 of such shares, shared voting power with the Olin Corporation Contributing Employee Ownership Plan as to 5,997,462 of such shares, and shared dispositive power as to all the shares.
(b)	Based on a Schedule 13G filing dated January 31, 2007, as of December 31, 2006: Barclays Global Investors, NA, (together with Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited), has sole power to vote or direct the vote as to 3,553,260 of such shares and sole dispositive power as to all the shares.

ITEM 1—PROPOSAL FOR THE ELECTION OF DIRECTORS

CLASS I

NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2010

C. ROBERT BUNCH, 52, is the former Chairman, President and Chief Executive Officer of Maverick Tube Corporation (a producer of welded tubular steel products used in energy and industrial applications), which was acquired by Tenaris, S.A. in October 2006. Mr. Bunch served as Chairman of Maverick from January 2005 until October 2006 and as President and Chief Executive Officer from October 2004 until October 2006. Mr. Bunch is currently evaluating several possible business ventures. Prior to joining Maverick, he was an independent oil service consultant from 2003 until 2004, and from 2002 to 2003 he served as President and Chief Operating Officer at Input/Output, Inc. (an independent provider of seismic imaging technologies and digital, full-wave imaging solutions for the oil and gas industry). From 1999 to 2002, he served as Vice President and Chief Administrative Officer of Input/Output, Inc. Mr. Bunch earned a bachelor’s degree in economics and a master’s degree in accounting from Rice University and a juris doctorate degree from the University of Houston. Mr. Bunch serves as Chairman of the board of directors of Pioneer Drilling Company (provider of land contract drilling services to independent and major oil and gas exploration and production companies). Olin director since 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee.

RANDALL W. LARRIMORE, 59, served as the Chairman of Olin from April 2003 through June 2005. From 1997 until his retirement in December 2002, he served as President and Chief Executive Officer of United Stationers Inc. (a wholesale distributor of office products). From 1988 until 1997, he was President and Chief Executive Officer of MasterBrand Industries, Inc., a subsidiary of Fortune Brands, Inc. (a consumer products company). He holds a bachelor’s degree from Swarthmore College and an MBA degree from the Harvard Business School. He is a member of the board of directors of Campbell Soup Company (a manufacturer and marketer of soup and other food products). Olin director since 1998; Chair of the Directors and Corporate Governance Committee and a member of the Audit Committee, Compensation Committee and the Executive Committee.

ANTHONY W. RUGGIERO, 65, retired as Executive Vice President and Chief Financial Officer of Olin in May 2005, a position he held since January 1999. He joined Olin in 1995 as Senior Vice President and Chief Financial Officer. Mr. Ruggiero served as Senior Vice President and Chief Financial Officer of The Reader’s Digest Association, Inc. (a publisher and direct marketer) from 1990 to 1995. He joined Squibb Corporation (a producer and distributor of medicines) in 1969 and served as Senior Vice President and Chief Financial Officer and a director from 1983 to 1990. He holds a bachelor’s degree from Fordham University, an MBA degree from the Columbia Business School, and a Post Master’s Certificate in Accounting. He is a member of the Financial Executives Institute, a director and Audit Committee Chair of Carlisle Companies Incorporated (a manufacturer and distributor of products for the roofing, construction, trucking, automotive, food service, industrial equipment, lawn and garden and aircraft manufacturing industries). He is also a former director and Audit Committee Chair of Primex Technologies, Inc. (an ordnance and aerospace contractor). Olin director since 1999.

The board recommends that you vote FOR the election of Mr. Bunch, Mr. Larrimore and Mr. Ruggiero as Class I directors.

Who are the individuals nominated by the Board to serve as Directors?

The board of directors is divided into three classes. Each class has a term of office for three years, and the term of each class ends in a different year. Virginia law and Olin’s By-laws require that any director elected by the board of directors shall serve only until the next election of directors by the shareholders. The board has nominated Messrs. Bunch, Larrimore and Ruggiero for re-election by the shareholders as Class I directors, with terms expiring in 2010.

How many votes are required to elect a director?

A nominee will be elected as a director if a plurality of the votes cast in the election is in favor of the nominee. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast.

Who are the other remaining directors and when are their terms scheduled to expire?

The terms of the following directors will continue after the 2007 annual meeting, as indicated below.

CLASS II

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2008

VIRGINIA A. KAMSKY, 53, is Chairman and Chief Executive Officer of Kamsky Associates, Inc. (a merchant banking firm with offices in New York and Beijing, China), a position she has held since 1980. From 2003 to January 2004, she also served as Executive Vice President of Foamex International (a specialty chemicals company). Ms. Kamsky holds a bachelor’s degree from Princeton University and attended graduate school at Princeton University’s Woodrow Wilson School of Public and International Affairs. She also served as a Trustee of Princeton University. Ms. Kamsky is Chairman of the Board of Trustees of China Institute in America, a member of The Council on Foreign Relations and a Founding Governor of The American Chamber of Commerce in Beijing. She is also a member of The Advisory Board of AmeriCares. Olin director since 2004; member of the Compensation Committee and the Directors and Corporate Governance Committee.

RICHARD M. ROMPALA, 60, retired in July 2005 from his position as Chairman of The Valspar Corporation (a manufacturer and distributor of paints and coatings). Mr. Rompala served as Chairman of Valspar from 1998 until July 2005, Chief Executive Officer from 1995 through February 2005 and President from 1994 through 2001. Prior to 1994, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. (a manufacturer of coatings, glass and industrial and specialty chemicals). Mr. Rompala holds a bachelor’s degree in chemistry and a bachelor’s degree in chemical engineering from Columbia University and an MBA degree from Harvard Business School. Olin director since 1998; Lead Director, Chair of the Compensation Committee and member of the Audit Committee, Directors and Corporate Governance Committee and the Executive Committee.

JOSEPH D. RUPP, 56, is Chairman, President and Chief Executive Officer of Olin. He has served as Chairman of Olin since July 2005 and held the positions of President and Chief Executive Officer since January 2002. Prior to that and since March 2001, he was Executive Vice President, Operations, and was responsible for all Olin business operations including the Brass Division (currently part of the Metals Group), Winchester and Chlor Alkali Products. He joined Olin’s Brass Division in 1972 and held a number of positions of increasing responsibility in the Brass Division manufacturing and engineering organization. In 1985, he was appointed Vice President, Manufacturing and Engineering. He was appointed President of Olin Brass and a Corporate Vice President in 1996. He holds a bachelor’s degree in metallurgical engineering from the University of Missouri, Rolla. Mr. Rupp serves on the board of directors of Quanex Corporation (a manufacturer of value-added engineered materials and components serving the vehicular products and building products markets). Olin director since 2002; Chair of the Executive Committee.

CLASS III

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2009

DONALD W. BOGUS, 59, is Senior Vice President of The Lubrizol Corporation and President of Noveon, Inc., a wholly-owned subsidiary of The Lubrizol Corporation (a global supplier of high performance specialty products for personal care, coatings, plastics, and various industrial products), a position he has held since June 2004. Mr. Bogus joined Lubrizol in April 2000 as Vice President and his duties included responsibility for the Fluid Technologies for Industry business section and he served as the head of mergers and acquisitions. Prior to joining Lubrizol, he was an Executive Officer at PPG Industries, Inc. (a manufacturer of coatings, glass and industrial and specialty chemicals) where he served as Vice President of Specialty Chemicals and Vice President of Industrial Coatings. Mr. Bogus earned a bachelor’s degree in biology and chemistry from Baldwin Wallace College. He serves on the Board of Trustees for Baldwin Wallace College and on their Business Division’s Business Advisory Board. Olin director since 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee.

JOHN M. B. O’CONNOR, 52, is Chief Executive Officer of J.H. Whitney Investment Management, LLC (a firm which specializes in Hedge Fund and Fund of Fund strategies with particular emphasis in Asian Markets), a position he has held since June 2004. Previously, Mr. O’Connor was Chairman of JP Morgan Alternative Asset Management, Inc. (part of the investment manager arm of JP Morgan), Chairman of JP Morgan Incubator Strategies, Inc. (a hedge fund investment arm of JP Morgan) and an Executive Partner of JP Morgan Partners (a private equity firm) and responsible for all proprietary and client Hedge Fund and Fund of Fund activities of JP Morgan, in addition to his responsibilities as a Senior Private Equity Manager. He was also a member of the Risk Management Committee of JP Morgan Chase, which is responsible for policy formulation and oversight of all market and credit risk taking activities globally. Mr. O’Connor earned a bachelor’s degree in economics from Tulane University and an MBA from Columbia University Graduate School of Business. Mr. O’Connor serves as a Director of the Fund for Public Health in the City of New York (a public-private partnership which manages the City’s healthcare preparedness for bioterrorism threats) and is a trustee of the China Institute (the oldest institution in America focused on the U.S.-China relationship). Mr. O’Connor also serves on the boards of the Fund for the City of New York and The Animal Care and Control Center in the City of New York. Olin director since 2006; member of the Audit Committee and the Directors and Corporate Governance Committee.

PHILIP J. SCHULZ, 62, was Managing Partner of PricewaterhouseCoopers (a registered public accounting firm) Hartford, Connecticut office until his retirement in July 2003. Mr. Schulz also served as the Hartford office leader of PwC’s Consumer & Industrial Products & Services industry group. He joined Coopers & Lybrand in 1967 and was Managing Partner of the Hartford office at the time of the merger of Coopers & Lybrand and Price Waterhouse in 1998. He was a member of the Firm Council and was a trustee of the PwC Foundation. He also served as a regional technical consultant and SEC reviewer and was assigned to the firm’s national office for two years. Olin’s board of directors has determined that Mr. Schulz qualifies as an “audit committee financial expert” for Olin under applicable SEC rules. Mr. Schulz earned a bachelor’s degree in accounting from Niagara University and also completed the Tuck Executive Program at Dartmouth College. He is a director and Audit Committee Chair of The Connecticut Bank & Trust Company (a state banking institution). Mr. Schulz is also Chairman of the Board of Trustees of St. Joseph College; a director of St. Francis Hospital; and is on the Board of Trustees of The McLean Fund. Olin director since 2003; Chair of the Audit Committee and a member of the Directors and Corporate Governance Committee and the Executive Committee.

In accordance with Olin’s Principles of Corporate Governance which provides that non-employee directors retire from the Board at the annual meeting following their 70th birthday, Mr. Donald W. Griffin, the remaining Class I director, will retire from the board upon the expiration of his current term on April 25, 2007. The board intends to amend Olin’s Bylaws to reduce the number of directors from ten to nine prior to the annual meeting and therefore no replacement nominee has been named. The terms of the other directors will continue after the annual meeting as indicated below. The board expects that all of the nominees will be able to serve as directors. If any nominee is unable to accept election, a proxy voting in favor of such nominee will be voted for the election of a substitute nominee selected by the board, unless the board reduces the number of directors.

CORPORATE GOVERNANCE MATTERS

How many meetings did Board members attend?

During 2006, the board held eight meetings. As part of each board meeting, the non-executive directors met in executive session. All directors attended at least 75% of the meetings of the board and committees of the board on which they served. All of our directors attended the 2006 annual shareholders meeting. Our policy regarding directors’ attendance at the annual shareholders meeting is that they are required to attend, absent serious extenuating circumstances.

Which Board members are independent?

Our board has determined that all of its members, except Messrs. Griffin, Ruggiero and Rupp, are independent in accordance with applicable New York Stock Exchange (NYSE) listing standards and applicable provisions of our Principles of Corporate Governance. In determining independence, the board confirms that a director has no relationship with Olin that violates the “bright line” standards under the NYSE listing standards. The board also reviews whether a director has any other material relationship with Olin, after consideration of all relevant facts and circumstances. In assessing the materiality of a director’s relationship to Olin, the board considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation. The board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

In 2006, we sold an aggregate of approximately $5.8 million of chlor alkali products to Noveon, Inc. One of our directors, Donald Bogus, serves as the president of Noveon. Our board determined that Mr. Bogus had no material interest in these sales transactions because the transactions were made on our customary terms and conditions, and amounted to less than 0.4% of Noveon’s total sales.

In 2006, we purchased less than $1,000 of product from Maverick Tube Corporation. One of our directors, C. Robert Bunch, served as Chairman, President and Chief Executive Officer of Maverick until October 2006 when Maverick was purchased by another company. Our board determined that such minimal purchase transactions which were made on customary terms and conditions, do not impair Mr. Bunch’s independence.

In 2006, we matched charitable contributions made by Messrs. Larrimore and Schulz of $5,000 each, under our 50% matching contribution program available to all employees. Our board determined that such minimal charitable contributions do not constitute the type of relationship that could impair a director’s independence.

Does Olin have corporate governance guidelines and a code of business conduct?

The board has adopted Principles of Corporate Governance and a Code of Business Conduct. The Code of Business Conduct applies to our directors and all of our employees, including our chief executive officer, chief financial officer, and principal accounting officer/controller. We discuss certain provisions of these documents in more detail below under the heading “Review, Approval or Ratification of Transactions with Related Persons.”

Each member of our board of directors has completed a director education course, accredited by Institutional Shareholder Services.

Each of our three major standing board committees (Audit, Compensation and Directors and Corporate Governance) acts under a written charter adopted by the board. All of these documents can be viewed on our website at www.olin.com in the Corporate Governance section of the Investor section or are available from the company by writing to: George H. Pain, Vice President, General Counsel and Secretary, Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105. In addition, we will disclose any amendment to, or waiver from, a provision of our Code of Business Conduct for our chief executive officer, chief financial officer, principal accounting officer/controller or other employees performing similar functions on that website.

What are the committees of the Board?

Our committees of the board are:

The Audit Committee, which held seven meetings during 2006, advises the board on internal and external audit matters affecting us. The audit committee acts under a written Charter adopted by the board in 1997, and reviewed and updated in 2006, which is attached to this proxy statement as Appendix A. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the audit committee is comprised solely of directors who meet the enhanced independence standards for audit committees in the Exchange Act and the rules thereunder as incorporated into the NYSE standard for independence. Its members are: Philip J. Schulz, Chair, Randall W. Larrimore, John M. B. O’Connor and Richard M. Rompala. The board has determined that Philip J. Schulz meets the SEC definition of an “audit committee financial expert” and that each of the members of the audit committee is financially literate, as such term is interpreted by the board in its business judgment. The audit committee:

•	has sole authority to directly appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm;

•

reviews with our independent registered public accounting firm the scope and results of their examination of our financial statements and any investigations and surveys by such independent registered public accounting firm;

•	pre-approves and monitors audit and non-audit services performed by our independent registered public accounting firm;

•	reviews its charter annually and publishes the charter in the annual meeting proxy statement in accordance with SEC regulations;

•

reviews our annual audited and quarterly unaudited financial statements and management’s discussion and analysis of financial condition and operations in our Form 10-K and Form 10-Qs before filing or distribution;

•	reviews with management and our independent registered public accounting firm, the interim financial results and related press releases before issuance to the public;

•	reviews audit plans, activities and reports of our internal and regulatory audit departments;

•	reviews the presentations by management and our independent registered public accounting firm regarding our financial results;

•	monitors our litigation process including major litigation and other legal matters that impact our financial statements or compliance with the law;

•	monitors compliance with legal and regulatory requirements including environmental, health, safety and transportation compliance;

•	monitors the Company’s Enterprise Risk Management process and related insurance programs;

•	oversees our ethics and business conduct programs and procedures;

•	reviews the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and

•	has the authority to hire its own independent advisors.

The Compensation Committee, which held five meetings during 2006, sets policy, develops and monitors strategies for, and administers the programs that are used to compensate the chief executive officer and other senior executives. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the compensation committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Richard M. Rompala, Chair, Donald W. Bogus, C. Robert Bunch, Virginia A. Kamsky and Randall W. Larrimore. The compensation committee:

•	approves the salary plans for all executive officers including their total direct compensation opportunity, comprised of base salary, annual incentive standard and long-term incentive guideline award;

•	approves the measures, goals, objectives, weighting, payout matrices, performance certification and actual payouts for the incentive compensation plans;

•	administers the incentive compensation plans, stock option plans, and long-term incentive plans;

•	annually evaluates the performance of the chief executive officer;

•	performs settlor functions for the Company’s benefit plans such as establishing, designing and amending employee benefits;

•	approves executive and change-in-control agreements;

•	advises the board on the compensation of directors;

•

reviews and discusses our Compensation Discussion and Analysis with management and, based on that review, makes a recommendation to the Board of Directors regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement or annual report on Form 10-K filed with the SEC; and

•	has the authority to hire its own independent advisors.

The Compensation Committee’s charter authorizes the committee to delegate certain responsibilities to internal and independent accountants, internal and outside lawyers and other internal staff.

The Directors and Corporate Governance Committee, which held three meetings during 2006, assists the board in fulfilling its responsibility to our shareholders relating to the selection and nomination of officers and directors. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the directors and corporate governance committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Randall W. Larrimore, Chair, Donald W. Bogus, C. Robert Bunch, Virginia A. Kamsky, John M. B. O’Connor, Richard M. Rompala and Philip J. Schulz. The directors and corporate governance committee:

•	makes recommendations to the board regarding the election of the chief executive officer;

•	reviews the nominees for our other officers;

•	makes recommendations to the board regarding the size and composition of the board and the qualifications and experience that might be sought in board nominees;

•	seeks out and recommends possible candidates for nomination and considers recommendations by shareholders, management, employees and others for candidates for nomination and renomination as directors;

•	assesses whether the qualifications and experience of board nominees meet the current needs of the board;

•	reviews plans for management development and succession;

•

periodically reviews corporate governance trends, issues and best practices and makes recommendations to the board regarding the adoption of best practices most appropriate for the governance of the affairs of the board;

•	reviews and makes recommendations to the board regarding the composition, duties and responsibilities of various board committees;

•	reviews and advises the board on such matters as protection against liability and indemnification;

•	reports periodically to the board on the performance of the board itself as a whole; and

•	has the authority to hire its own independent advisors.

The Executive Committee meets as needed in accordance with our By-laws. Between meetings of the board, the executive committee may exercise all the power and authority of the board (including authority and power over our financial affairs) except for matters reserved to the full board by Virginia law and matters for which the board gives specific directions. During 2006, this committee held no meetings. The executive committee members are: Joseph D. Rupp, Chair, Randall W. Larrimore, Richard M. Rompala and Philip J. Schulz.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee during the past fiscal year:

•	has served as an officer or employee for Olin during that fiscal year, or

•	has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

None of our executive officers:

•	serve on the compensation committee of any other company for which one of our directors serves as an executive officer, or

•	serve on the board of directors of any other company where a member of our Compensation Committee serves as an executive officer.

What is Olin’s Director nomination process?

Our Directors and Corporate Governance Committee acts as our nominating committee. As a policy, the committee considers any director candidates suggested by shareholders if we receive the appropriate information in a timely manner. Our Principles of Corporate Governance provide that the Board Chair and Chief Executive Officer, Lead Director, other directors, employees and shareholders, may recommend director nominees to the committee. The committee uses the same process to review and evaluate all potential director nominees, regardless of who recommends the candidate. The committee reviews and evaluates each nominee and the Committee Chair, the Board Chair and CEO and Lead Director interview the potential board candidates selected by the committee. The interview results, along with the committee’s recommended nominees, are submitted to the full board.

Criteria for new board members include recognized achievement plus skills such as a special understanding or ability to contribute to some aspect of Olin’s business. Racial and gender diversity are important but not at the expense of particular qualifications and experience that are required to meet the needs of the Board. The committee also strives to include board members with the personal qualities and experience that taken together will ensure a strong board of directors. The principal qualities of an effective corporate director include strength of character, an inquiring and independent mind, practical wisdom, and mature judgment.

A shareholder can suggest a person for nomination as a director by providing the name and address of the candidate, and a detailed description of his or her experience and other qualifications for the position, in writing addressed to the board of directors in care of the Secretary, Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105. The notice may be sent at any time, but for a candidate to be considered by the committee as a nominee for an annual shareholder meeting, we must receive the written information at least 150 days before the anniversary of the date of the prior year’s proxy statement. For example, for candidates to be considered for nomination by the committee at the 2008 annual meeting, we must receive the information from shareholders on or before October 12, 2007.

In addition to shareholders proposing candidates for consideration by the committee, Olin’s By-laws allow shareholders to directly nominate individuals at the annual shareholder meeting for election to the board by delivering a written notice as described under the heading “How can I directly nominate a Director for election to the board at the 2008 meeting?” on page 5 under the heading “Miscellaneous” above. Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

Who presides at Executive Sessions of the Board of Directors?

In accordance with our Principles of Corporate Governance, Richard M. Rompala, our Lead Director, presides during executive sessions of the board’s independent directors.

Report of the Audit Committee

The directors on the audit committee are Randall W. Larrimore, John M. B. O’Connor, Richard M. Rompala and Philip J. Schulz.

All members of the Committee are “independent” Directors under New York Stock Exchange (NYSE) listing standards. In addition, all members of the Committee meet the financial literacy requirements outlined in the NYSE listing standards and Olin’s board of directors has determined that Mr. Schulz meets the definition of an “audit committee financial expert” under SEC rules.

The audit committee’s primary responsibility is to assist the board in its oversight of the integrity of the Corporation’s financial reporting process and systems of internal control, to evaluate the independence and performance of the Corporation’s independent registered public accounting firm, KPMG LLP, and internal audit functions and to encourage private communication between the audit committee and KPMG and the internal auditors.

The committee held five meetings during the year. During the second half of 2006, the audit committee also completed a self-assessment.

In discharging its responsibility, the audit committee reviewed and discussed the audited financial statements for fiscal year 2006 with Management and KPMG, including the matters required to be discussed by Statement on Auditing Standards (SAS) 61, Communication with Audit Committees, as amended.

In addition, the audit committee received a written report from KPMG covering disclosures required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES. The audit committee discussed with KPMG the issue of its independence from Olin and reviewed KPMG’s reports on the firm’s quality review procedures and findings, results of peer reviews and investigations and inquiries, including corrective actions taken. The audit committee also negotiated the hiring of KPMG for the 2006 audit and pre-approved all fees which SEC rules require the committee to approve to ensure that the work performed was permissible under applicable standards and would not impair KPMG’s independence.

Based on the audit committee’s discussions with management and KPMG and the audit committee’s review of KPMG’s written report and the other materials discussed above, the audit committee recommended that the board of directors include the audited consolidated financial statements in Olin’s Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the SEC.

February 22, 2007

Philip J. Schulz, Chair

Randall W. Larrimore

John M. B. O’Connor

Richard M. Rompala

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by each director and nominee for director and by the named executive officers in the Summary Compensation Table?

This table shows how many shares of our common stock certain persons beneficially owned on January 15, 2007. Those persons include each director and director nominee, each named executive officer in the Summary Compensation Table on page 26, and all directors and executive officers as a group. A person has “beneficial ownership” of shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. “Investment power” means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the number of shares listed, except as noted in the following table.

Name of Beneficial Owner	No. of Shares Beneficially Owned (a)		Percent of Common Stock (b)
Donald W. Bogus	4,638		—
C. Robert Bunch	5,795		—
Donald W. Griffin	590,935	(c)	—
Virginia A. Kamsky	7,254		—
Randall W. Larrimore	38,083		—
John M. B. O’Connor	10,387		—
Richard M. Rompala	50,397		—
Anthony W. Ruggiero	181,546		—
Philip J. Schulz	14,437		—
Joseph D. Rupp	507,405		—
John L. McIntosh	154,463		—
George H. Pain	94,609	(d)	—
John E. Fischer	54,172		—
Jeffrey J. Haferkamp	94,579		—
Directors and executive officers as a group, including those named above (19 persons)	2,109,751		2.8

(a)	Includes shares credited under the CEOP on January 15, 2007, phantom stock units credited to deferred accounts under the Directors Plan, and shares that may be acquired within 60 days (by March 15, 2007) through the exercise of stock options as follows:

Name	Number of Phantom Stock Units Held in Director Deferred Accounts*	Number of Shares Subject to Options Exercisable in 60 days
Mr. Bogus	2,992	—
Mr. Bunch	5,795	—
Mr. Griffin	10,400	503,823
Ms. Kamsky	4,700	—
Mr. Larrimore	32,348	—
Mr. O’Connor	5,387	—
Mr. Rompala	49,897	—
Mr. Ruggiero	4,518	163,417
Mr. Schulz	8,218	—
Mr. Rupp	—	428,024
Mr. McIntosh	—	142,583
Mr. Pain	—	90,500
Mr. Fischer	—	54,117
Mr. Haferkamp	—	85,183
Directors and executive officers as a group, including those named above (19 persons)	124,255	1,736,842

*	Such shares have no voting rights.

(b)	Unless otherwise indicated, beneficial ownership does not exceed 1% of the outstanding shares of common stock.
(c)	Includes 71,940 shares pledged as collateral to a bank to secure a personal loan.
(d)	Includes 3,075 shares held in a revocable trust by Mr. Pain’s spouse and for the benefit of his spouse.

Review, Approval or Ratification of Transactions with Related Persons

Our Principles of Corporate Governance and our Code of Business Conduct include policies and procedures requiring pre-approval of certain transactions involving our directors and employees and their family members and affiliated organizations if Olin is a direct or indirect participant. The policies define “family member” to mean a spouse, child, sibling, stepchild, stepparent, mother-, father-, son-, daughter-, or sister- in-law, or any other person living with the individual (except tenants and household employees). Affiliated organizations include those entities where the individual or family member serves as a director, executive officer or holder of 5% or more of the equity interests.

Our Principles of Corporate Governance require the Directors and Corporate Governance Committee (or, if that committee determines it is appropriate, the Board) to pre-approve the following transactions with directors, family members and affiliated organizations:

•	charitable contributions of more than $10,000 in a fiscal year,

•

transactions involving more than $120,000 (individually or in the aggregate) in a fiscal year (other than purchases or sales of goods and services contracted for by Olin business units in the normal course of business),

•	transactions in excess of $120,000 in a fiscal year for consulting or personal services,

•	transactions in excess of $120,000 in a fiscal year directly with (or involving direct compensation to) a director or family member, and

•	transactions (even in the ordinary course of business) involving the greater of $1 million, or 2% of consolidated gross revenues of either Olin or the other party.

Our Code of Business Conduct and related Corporate Policy Statement require the approval of the board of directors before an officer may serve as a director or provide services to another organization (as an officer, employee, consultant, etc.). Any such service by other employees must be pre-approved by our President and CEO, if the potential for a conflict of interest exists. These provisions also prohibit any employee or family member from having any direct or indirect interest in, or any involvement with or obligation to, any business organization (including any non-profit entity to which Olin makes contributions) which does or seeks to do business with Olin, or any Olin competitor, without pre-approval from the employee’s department head.

In granting pre-approval, the Directors and Corporate Governance Committee, board members and management focus on the best interests of Olin.

In addition to the pre-approval process described above, our Code of Business Conduct and related Corporate Policy Statements prohibit any director or employee from engaging in a transaction that might conflict with the best interests of Olin.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC, and these persons must furnish us with copies of the forms they file. Officers, directors and ten-percent beneficial owners complied with all Section 16(a) filing requirements in 2006.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

We design our shareholder-return focused executive compensation policies and programs with the objectives of attracting, motivating and retaining the highest quality executives. Our goal is to compete in the market for high caliber individuals with the talent and capabilities we believe necessary to our success. We construct our executive compensation program and its various components to reflect market practices. Several components of executive compensation vary with our results, aligning our executives’ interests with those of our shareholders, and providing a motivational element. We also design our executive compensation to provide an incentive to executives to achieve other strategic objectives in a manner consistent with our goals.

General Executive Compensation Process

Our compensation committee is composed of Board members determined to be independent under the NYSE listing criteria. That committee establishes total compensation opportunities (and each of the individual elements) for Joseph D. Rupp, Chairman, President and Chief Executive Officer (the CEO). The committee also approves the compensation of the other executive officers, with input from the CEO. In establishing executive compensation, the committee considers shareholder return and shareholder value. To assist it in performing its duties, the committee engages independent executive compensation consultants. Since 2000, our compensation committee has retained Hewitt Associates, Inc. on an annual basis. These consultants provide significant market data, including an annual assessment of our relative position among a group of approximately 350 companies the consultants identify as a cross-section of U.S. manufacturing and service companies. The consultants size-adjust data from this cross-section of companies based on revenues, to align it with Olin’s revenue. We refer to this size-adjusted group as the “comparator group.” Companies are included in the comparator group as representative of the general labor market. For example, the chemicals companies in the comparator group are selected from a broad group of chemicals companies, including some that compete directly with Olin.

The consultants also advise the committee with respect to the competitiveness of our executive compensation programs as well as on general regulatory changes and other matters related to executive compensation practices. The compensation committee routinely meets in executive session (without the CEO or other officers present). As appropriate, the independent compensation consultants attend some of those executive sessions.

The committee considers and determines the compensation package for the CEO based on a competitive analysis prepared by the compensation consultants and focused on the comparator group, that includes consideration of shareholder return and shareholder value. The committee first determines the total targeted compensation opportunity for the CEO and then the appropriate mix of the elements of compensation, based on the comparator group analysis. The CEO recommends the compensation levels for all other officers to the compensation committee, based on comparator group levels. The committee specifically approves all compensation for our executive officers.

Elements of Compensation

The primary elements of our executive compensation are (1) an annual base salary, (2) an annual incentive award opportunity, (3) a long term incentive component and (4) retirement and severance benefits. Our executives also participate in certain other benefits, such as general health, life and disability insurance plans, most of which are available to all salaried employees. The base salary reflects the value an individual brings to our organization on a day-to-day basis. The annual incentive is designed to reward achievements during a given year, and the long-term incentive serves to drive performance that reflects shareholder interests and provides rewards commensurate with investor returns. Retirement and severance benefits reward long-term service and provide some measure of financial security. The compensation committee determines the appropriate mix of these elements, with the assistance of its independent executive compensation consultants.

In setting compensation levels for the four primary compensation categories, we generally follow the competitive practices in the comparator group. The percentage of total compensation allocated to salary, annual incentive and long-term incentive varies by individual, and that individual determination is based on the responsibilities of the individual executive, consistent with executives at other companies in similar positions. We allocate a higher percentage of total executive compensation to incentive-based payments, as is typical of other companies. For 2006, annual incentive payments and long-term incentive awards comprised 73% of the CEO’s total annual compensation, and from 52% to 64% of the total annual compensation for our other named executive officers.

For annual incentives, we use earnings per share as the performance metric for our named executive officers in the corporate group. We use four numeric performance criteria for annual incentives for our named executive officers who head operating units: earnings per share, cash flow, return on capital and operating income. For long-term incentive compensation, we use return on capital (tied to our performance relative to the S&P 1000 Materials companies plus six direct competitors) as the performance criterion for performance share payouts and we determine the number of stock options to grant each year based on total return to shareholders. We establish a target level for each of the various performance criteria at a level high enough that there is no certainty it is achievable. The individual target level for a numerical performance criterion may change from year to year. These target performance levels reflect challenges for various factors such as volume, pricing, cost management and working capital management.

Our general practice for an executive who is new in his/her position is to establish compensation below the market, and to increase it to market level over the first several years in the position, assuming that performance warrants such increases. Other material increases in compensation generally relate to promotions or added responsibilities. The total 2006 salary, target annual incentive and long term incentive compensation for our named executive officers were 15.3% below the comparator group median.

Salary.    Base salary provides an executive with basic compensation and reflects the value of the employee in the market as well as his or her historic contribution to our success. As a guideline, we generally establish base salary at approximately the median compensation level among the comparator group. In 2006, salaries of our CEO and other named executive officers were 6.0% below that market median. The compensation committee generally makes salary adjustments for the named executive officers on an annual basis, but when warranted by cash flow considerations, this period has been extended to 18 months or more, and we have frozen executive base salaries for periods of time. In the past 10 years, we have not decreased base salary for any of our named executive officers.

In determining the CEO’s base salary, the compensation committee considers a number of factors, including data regarding CEO salaries in the comparator group, the scope of his responsibilities, and his time in the position. For example, when he became CEO in 2002, Mr. Rupp’s base salary was well below the median of the comparator group, largely to reflect his short tenure as our CEO. To reflect his tenure and high level of performance in that position during a challenging year that included relocation, restaffing, and restructuring of Olin and its headquarters, effective April 1, 2006, the committee increased his base salary by 4%, to $780,000, approximately at the median level of the comparator group. Effective April 1, 2007, Mr. Rupp’s base salary will increase to $820,000, which remains approximately at the median level of the comparator group. In making base salary recommendations to the compensation committee for the other named executive officers, the CEO considers similar factors.

Annual Incentive (Non-equity Incentive Plan Compensation).    We structure annual incentive compensation based on our yearly results. The annual incentive thus ensures that a significant portion of an executive’s compensation varies with our results in a given year, while providing financial incentives to executives to achieve our short term financial and strategic objectives. The annual incentive communicates to executives the key accomplishments the compensation committee wishes to reward and ensures that overall executive compensation correlates with our goals. We structure the annual incentive component to reward not only increased value for shareholders but also performance with respect to key operational factors and non-financial goals we believe important to our long-term success that may not be immediately reflected in financial performance metrics such as revenue or net income.

Named executive officers participate in the Senior Management Incentive Compensation Plan, or SMICP, which provides for a maximum annual incentive payment based on specific performance criteria and a formula established by the compensation committee. After the end of the year, the compensation committee certifies the results and determines the maximum incentive amount under the formula. The committee has historically applied negative discretion to these amounts, based on the process described below.

Each year we review data provided by our compensation consultants regarding the median percentage of net income allocated by the comparator group to annual incentives. Based on this information, the CEO makes a recommendation to the compensation committee regarding the maximum percentage of our net income to be allocated for annual incentives for all members of our senior management (including named executive officers) for the year. During the first quarter of each year, the committee sets the maximum percentage of net income available for total annual incentives for that year (6% for 2006 and 6% for 2007), including annual incentives for the named executive officers under the SMICP. At that time, the committee also determines the maximum portion of the total annual incentive pool payable to each named executive officer. The allocation of a percentage of the maximum annual incentive pool to each of the named executive officers is discretionary with the compensation committee, but generally is based on the named executive officer’s compensation relative to the other named executive officers. Regardless of the size of the annual incentive pool, the annual incentive program limits the maximum annual incentive payment to the CEO and each other named executive officer to 200% of his or her base salary.

After the end of each year, the committee reviews our financial results, and computes the dollar amount of the maximum annual incentive available for all participants (6% of net income for 2006) and determines the portion of that maximum pool payable to each named executive officer. As noted above, the compensation committee may exercise negative discretion, by reducing the annual incentive pool from the maximum amount, and, historically, actual annual incentives paid have totaled less than the maximum annual incentive pool. The committee also retains discretion to reduce the annual incentive payable to any individual executive, but any reduction in the amount of one executive officer’s annual incentive payment cannot result in an increase in the annual incentive payment of another executive officer. In exercising its negative discretion to establish actual annual incentive amounts for the named executive officers, the committee reviews the individual amounts that the CEO and the other named executive officers would have received had they been participants in the management incentive compensation plan used for all other officers and senior managers. These amounts reflect the various elements of performance, including numerical financial targets and individual goals tied to other performance criteria, on a company-wide or divisional basis, as appropriate.

Our CEO received an annual incentive of $760,266 for 2006 performance. The compensation committee’s determination of this amount (which is less than the maximum annual incentive available under the total annual incentive pool) reflected approximately 79% based on our generation of 2006 adjusted earnings per share at approximately 114% of target 2006 adjusted earnings per share, and 21% based on the accomplishment of certain strategic objectives, including:

•	achievement of specified reduction in OSHA frequency rate

•	achievement of dollar improvements in specified operational efficiencies during 2006

•	achievement of specified profitability in our Chinese joint venture

•	successful consolidation of certain plant operations during 2006

The compensation committee’s determination of the annual incentives for the other named executive officers were also based in part on our 2006 adjusted earnings per share performance and in part on other strategic objectives described above. In the case of divisional offices, the committee also considered 2006 divisional performance against targeted levels of pre-tax profit, cash flow and return on capital. The weight of the various factors varied depending on the individual executive’s duties. Despite an increase in our 2006 adjusted earnings per share from 2005, Mr. Rupp’s 2006 annual incentive payment decreased from his 2005 level of $962,400, because the 2006 target adjusted earnings per share increased significantly from 2005 performance, reflecting the compensation committee’s desire to establish challenging performance criteria tied to shareholder value.

Long Term Incentive Compensation.    We design the long term incentive component of our executive compensation to ensure commonality of interests between management and our investors. We do this by connecting shareholder return and long-term compensation, motivating executives to achieve long-range goals that directly benefit our shareholders. The compensation committee has determined that median values for long term incentive awards in the comparator group are an appropriate guideline for our target awards as a way to attract, motivate, and retain the quality executive talent Olin needs. We determine a target long-term incentive award (expressed as a dollar value) for each named executive officer early in the calendar year, based on management input and the outside compensation consultants’ analysis of target incentive awards to persons in similar positions in the comparator group. Actual target long term incentive awards for an individual named executive officer in a given year may be below or above the median level for the comparator group.

We allocate the target long-term component of executive compensation equally between stock options and performance shares (the two types of long-term compensation selected by the compensation committee for the past several years). We choose to grant stock options because we believe they ensure alignment of financial interests among executives and shareholders. We believe our decision to award performance shares promotes decision making among executives geared toward maximizing the principal drivers of share value. All awards to executive officers (both stock options and performance shares) are made by the compensation committee. The number of options granted and the performance share award payouts are tied to Olin’s performance in comparison to the materials companies included in the S&P 1000 Materials plus six additional companies that compete with us (Mueller Industries, Inc., Wolverine Tube, Inc., Occidental Petroleum Corporation, Alliant Techsystems, PPG Industries, Inc., and The Dow Chemical Company). We believe this group of companies represents our primary competition for investment capital, and therefore comprises an appropriate comparison group for performance purposes. We refer to this group of companies as the Modified S&P 1000.

Each year, our outside compensation consultants calculate the modified Black-Scholes value of options for our common stock. Based on that valuation, shares with a modified Black-Scholes value equal to one-half of the total target long-term incentive for all employees make up the aggregate pool of shares available for stock option grants that year. Because any Black-Scholes valuation includes a number of factors that can vary from year to year, such as stock price and volatility, the number of shares available for option awards will also vary. Beginning in 2007, the compensation committee determined that if the modified Black-Scholes value calculated by the compensation consultants is less than 20% of the fair market value of our common stock, we will use 20% of the fair market value to establish the aggregate number of shares available for option grants.

This aggregate pool of shares available for options is increased or decreased based on our trailing three-year total shareholder return (TSR) relative to the Modified S&P 1000. TSR represents the increase in the fair market value of our common stock over the relevant three-year period, including reinvestment of dividends, and is calculated using the method used for the Performance Graph included elsewhere in this Proxy Statement. The aggregate pool of shares available for option grants in a year increases by 25% if our TSR falls within the top third relative to the TSR for the Modified S&P 1000, and the aggregate pool of options shrinks by 25% if our TSR falls within the bottom third relative to the TSR for the Modified S&P 1000. Our 2006 stock option grant pool was set at 100% of the aggregate pool of options because our trailing three-year TSR for the three years ended December 31, 2005 of 12.9% fell in the middle third of the Modified S&P 1000.

As noted above, the preliminary option grant level for an individual is based on one-half of his or her total target long-term incentive award for the year. The committee (or the CEO, in the case of non-officers) may increase or decrease the actual grant for an individual by up to 25% from the target option level, although that discretion has never been exercised. The total of all option grants (as adjusted by the committee and the CEO) may not exceed the aggregate pool of available options for the year, however.

The remaining half of an individual executive’s target long term incentive award takes the form of performance shares. Each executive officer receives a target performance share award valued at one-half of his or her total target long term incentive compensation award. Our performance shares are described in more detail under the heading “Performance Shares” (following the table entitled “Grants of Plan-Based Awards”). The economic value of a performance share is calculated by the outside compensation consultants, and the target number of performance shares awarded is based on this economic value.

Other Compensation.    We structure our other compensation to provide competitive benefit packages to employees, including our executives. We offer certain perquisites and other personal benefits to executives, primarily consisting of automobile expenses, financial counseling services and life insurance premiums (as well as the retirement and change in control benefits described below). We tie these benefits to competitive practices in the market, a practice the compensation committee believes enables us to attract and retain executives with the talents and skill sets we require.

We offer certain benefits, such as a portion of health insurance premiums, to all salaried employees, while others, such as certain life insurance benefits, are provided only to the named executive officers and other senior managers. We also compensate all salaried employees by matching their contributions to our 401(k) plan, the Olin Corporation Contributing Employee Ownership Plan (the CEOP), where the match varies based on Olin’s earnings per share performance, up to specified levels and as limited under the Internal Revenue Code of 1986, as amended (the Code), and we offer defined benefit retirement benefits through a tax qualified pension plan, the Olin Corporation Employees Pension Plan (Qualified Plan). We try to structure our benefit programs to be comparable to those offered by most companies.

Retirement Benefits.    Our pension plan and other retirement benefits are designed to include pension benefits as part of the benefit package we offer to recruit and retain employees and to provide an element of security in an executive’s post-employment years. Our retirement benefits also reflect an individual’s contribution over his or her service with the company, as an element of those plans ties to the employee’s longevity.

We offer the Supplemental Contributing Employee Ownership Plan, or Supplemental CEOP, to provide highly compensated employees, whose contributions to the CEOP are limited under the Code, with supplemental benefits to make up for such Code-imposed limitations. We also offer two non-qualified plans, the Olin Supplementary and Deferral Benefit Pension Plan (Supplemental Plan)

and the Olin Senior Executive Pension Plan (Senior Plan). Our Supplemental Plan provides pension benefits to highly compensated employees whose benefits from the Qualified Plan are limited by the Code. The Supplemental Plan also provides benefits on certain compensation that has been deferred and is excluded from eligible compensation under the Qualified Plan. The Senior Plan provides benefits in excess of those provided by the Supplemental and Qualified Plans, based on a higher percentage of compensation. The Supplemental CEOP, the Supplemental Plan and the Senior Plan are unfunded, nonqualified deferred compensation plans for the named executive officers and a small group of other senior management employees. Because each of these three plans is unfunded, participants receive benefits only if we have the financial resources to make the payments when due. The compensation committee believes these nonqualified supplements are commonly extended to executives at other companies, and by offering these benefits we remain competitive in the market for qualified senior-level executive talent.

We describe the terms of these plans in more detail in the narrative discussion following the table entitled “Pension Benefits” below. In general, we establish retirement benefits for executives based on comparable programs offered by competitors, and we periodically re-evaluate and update those plans to respond to changes in the market. For example, in 2005, we amended the Qualified Plan to eliminate participation for salaried employees hired after January 1, 2005. Instead, each such employee receives a company contribution equal to 5% of their eligible compensation, credited to their “Retirement Contribution Accounts” maintained within the CEOP. The Retirement Contribution Account is in addition to any employee or other company contributions under the CEOP, and separate CEOP provisions apply to the Retirement Contribution Account. Accordingly, executives hired on or after January 1, 2005 who might otherwise be eligible for the Supplemental Plan or the Senior Plan will be ineligible for those plans and instead will be eligible for a credit to the Supplemental CEOP that corresponds to the CEOP contribution.

Change in Control Agreements.    We provide a severance plan to executives, as a retention incentive and to ensure that in a potential change in control situation that could benefit our shareholders, members of our management are personally indifferent to the outcome of the transaction. Our change in control program ensures that our executives work to secure the best outcome for shareholders in the event of a possible change in control, even if it means that they lose their jobs as a result. Each of our senior executives also has an Executive Agreement that provides that if the executive’s employment is terminated without cause, the executive will receive specified benefits.

We have provided notice to Messrs. Rupp, McIntosh and Pain that their current agreements will terminate on November 1, 2007. We also indicated that, at that time, we intend to offer each of those officers the opportunity to enter into an agreement in the form held by our other executive officers. The two types of these agreements are described in detail under the discussion following the “Summary Compensation Table” and under the caption “Potential Payments Upon Termination or Change in Control.”

The compensation committee gives careful attention to all aspects of executive compensation and for the reasons discussed above remains confident that our executive compensation program satisfies our objectives.

Option Grant Practices

We establish incentive compensation at the first regularly-scheduled compensation committee meeting of each calendar year. In the past few years, those meetings were scheduled around the time of the public release of our year end earnings report. As a result, the compensation committee granted stock options:

•	with a grant effective date approximately 10 days after the release of year end earnings, and

•	with the exercise price equal to fair market value (defined in our option plans as the average of the high and low sales prices of our common stock on the grant date).

This practice avoided any effect on the value of the stock option as the result of an increase or decrease in our stock price based on the release of our earnings information. The practice also ensured that the exercise prices of stock options were not based on a market price as of a date prior to public dissemination of our year end results.

We have not engaged in “back dating” of options, and do not grant options with an exercise price below the average of the high and low sale prices on the effective date of the option grant.

Tax and Accounting Considerations

All elements of compensation, including salaries, generate charges to earnings under generally accepted accounting principles (GAAP). We generally do not adjust compensation components based on accounting factors. With respect to tax treatment, we consider the tax effect of types of compensation. Generally, we attempt to structure incentive compensation to secure the deduction for performance-based compensation under Section 162(m) of the Code. Section 162(m) denies a deduction for compensation paid to a named executive officer in a taxable year for compensation in excess of $1,000,000 unless such excess amount meets the definition of “performance-based compensation.” We attempt to structure our stock options and the largest portion of our performance shares, as well as significant portions of the annual incentive, to meet the criteria for performance-based compensation. It is possible, however, that portions of these awards will not qualify as “performance-based compensation,” and, when combined with salary and other compensation to a named executive officer, may exceed this limitation in any particular year.

The American Jobs Creation Act of 2004 changed tax rules applicable to nonqualified deferred compensation arrangements. Although the final regulations have not become effective, we believe we are operating in good faith compliance with the statutory provisions that became effective on January 1, 2005.

We have no policy addressing recovery of performance-based awards to the extent financial results underlying those awards are restated, but that situation has never arisen. If it does occur, our compensation committee would determine the appropriate action under the circumstances.

Stock Ownership Guidelines

We have established management and board member stock ownership guidelines. Our guidelines for directors are described under the heading “Director Compensation” below. Guidelines for our employees require executive officers and certain other senior managers to acquire and maintain specified ownership levels of our stock, based upon their management positions. Under our current guidelines, our CEO is expected to attain stock ownership of at least 150,000 shares, and our other named executive officers are expected to hold at least 20,000 shares of our common stock.

An executive is expected to achieve the appropriate ownership level within five years. Our compensation committee monitors compliance with the stock ownership guidelines annually. We include in shares owned by an executive, his or her restricted stock (if any), shares held in his or her CEOP account, shares subject to vested stock options with an exercise price below the current market price for our stock and one-half of the portion of his or her unvested target performance share awards payable in stock.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-Equity Incentive Plan Compen- sation (3) ($) (g)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings (4) ($) (h)	All Other Compen- sation (5) ($) (i)	Total ($) (j)
Joseph D. Rupp Chairman, President and CEO	2006	772,500	—	707,576	616,995	760,266	1,591,212	145,730	4,594,279
John E. Fischer Vice President and Chief Financial Officer	2006	322,749	—	192,948	159,223	194,940	199,445	52,146	1,121,451
John L. McIntosh Vice President and President, Chlor Alkali Products Division	2006	320,253	—	157,462	149,196	221,884	271,969	84,037	1,204,801
George H. Pain Vice President, General Counsel and Secretary	2006	339,999	—	173,782	144,904	194,940	263,922	248,002	1,365,549
Jeffrey J. Haferkamp Vice President and President, Olin Brass	2006	284,004	—	135,739	119,503	75,080	167,472	38,242	820,040

(1)	The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments. Annual incentive payments under the SMICP appear in column (g).
(2)	Represents the dollar amount we recognized in our 2006 income statement for equity awards to the named executive officers, calculated in accordance with FAS 123R, and thus include amounts from awards granted in 2006 and in prior years. Please see the note entitled “Stock-Based Compensation” in the notes to our audited financial statements included in our 2006 annual report on Form 10-K for a discussion of the assumptions underlying these calculations.
(3)	Amounts listed in this column were determined by the compensation committee in accordance with Section 162(m) of the Code under our SMICP.
(4)	The amount reported in this column for Mr. Rupp reflects a combination of the significant increase in his total average compensation used to calculate pension benefits from 2005 to 2006 (related to his performance during his tenure as CEO, as discussed under “Compensation Discussion and Analysis – Elements of Compensation” above) and his 34 years of service as an Olin employee.

Amounts reported in this column represent the total increase in the present value of the pension benefits during 2006 under all of our defined benefit pension plans, and are comprised of the following items:

Increase in Present Value of Pension Benefit Under:
	Qualified Plan	Supplemental Plan	Senior Plan
Joseph D. Rupp	$50,029	$1,555,899	$0	(a)
John E. Fischer	$31,750	$116,682	$51,013
John L. McIntosh	$40,929	$240,050	$0	(b)
George H. Pain	$44,266	$138,055	$81,601
Jeffrey J. Haferkamp	$41,257	$91,747	$34,468

(a)	Present value of pension benefit from the Senior Plan decreased by $14,716.
(b)	Present value of pension benefit from the Senior Plan decreased by $9,010.

The changes in the present value of the pension benefits are determined using the assumptions we use for financial reporting purposes. The discount rate for December 31, 2005, was 5.75% and for December 31, 2006, was 6.00%. The 1983 Group Annuity Mortality table was used for mortality for both years. Please see the note entitled “Pension Plans and Retirement Benefits” in the notes to our audited financial statements included in our 2006 annual report on Form 10-K for a discussion of these assumptions.

We used age 62, the first age at which unreduced pension benefits are payable under the Qualified Plan, the Supplemental Plan and the Senior Plan, to determine the change in the present value of the pension benefits under these plans.

Generally, the Senior Plan provides a 50% benefit to the executive’s surviving spouse (which we refer to as a “joint and survivorship benefit”) without an actuarial reduction in payments during the executive’s lifetime. An executive also can elect to have payments under the Qualified Plan and the Supplemental Plan extend for the remainder of his or her spouse’s lifetime, but such an election results in an actuarial reduction to benefits paid under those plans. Benefits paid from the Senior Plan are increased by the amount of the actuarial reduction under the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit. In accordance with the SEC regulations, the pension benefits in the Summary Compensation Table reflect benefits payable in the form of a single life annuity payable only during the life of the executive, and do not reflect any joint and survivorship benefit.

(5)	Amounts reported in this column are comprised of the following items, and, where applicable, include the amount of the income tax gross-up:

	Arch Equity (a)	Life Insurance Premiums (b)	CEOP Match	Supplemental CEOP Match (c)	Automobile (d)	Financial Consulting Services	Moving/ Commuting Expenses	Excess Liability Insurance Premiums
Joseph D. Rupp	$67,574	$22,940	$9,900	$24,863	$19,534	0	0	$919
John E. Fischer	$996	$8,707	$9,900	$4,624	$27,000	0	0	$919
John L. McIntosh	$35,738	$9,073	$6,600	$3,008	$20,674	$8,025	0	$919
George H. Pain	0	$12,578	$9,900	$5,400	$26,085	$8,862	$184,258	$919
Jeffrey J. Haferkamp	$16,833	$7,710	$9,900	$2,880	0	0	0	$919

(a)	For Messrs. Rupp, McIntosh and Haferkamp, amounts in this column represent proceeds from the exercise of options for shares of Arch Chemicals, Inc. common stock (issued in the 1999 spin-off of Arch Chemicals) for either a cash payment from Arch Chemicals or for Arch Chemicals common stock. These amounts are based on the average of the high and low sale prices on the date of exercise, but we do not make any payments in connection with Arch Chemicals options. For Mr. Fischer, amount in this column represents the payment of an Arch Chemicals stock appreciation right (issued in the 1999 spin-off of Arch Chemicals), at our cost.
(b)	The key executive life insurance program consists of three types of benefits: active employee life insurance, retiree life insurance and survivor income benefits. At the executive’s option, the survivor income benefit may be exchanged for additional life insurance. The amounts shown represent the total premiums we paid in 2006 for these three benefits.
(c)	The Supplemental CEOP permits those CEOP participants whose contributions to the CEOP are limited under IRS regulations to make tax deferred contributions to the Supplemental CEOP in the amount they would otherwise be permitted to contribute to the CEOP. We match these Supplemental CEOP contributions, as we would under the CEOP, and the amounts of our matching contributions made on behalf of the executives appear in this column. The level of the CEOP Match and Supplemental CEOP Match in each year is based on our earnings per share performance for the year, and in 2006 Olin matched 75% of the employee’s contribution.
(d)	Amount for Mr. Fischer represents a car allowance, and amounts for other executives represent our aggregate incremental cost of the individual’s company car.

Each of the named executive officers has one or more agreements that provide for certain severance benefits (including additional benefits in the event of a “change in control”). The provisions of those agreements are described in more detail under the section entitled “Potential Payments Upon Termination or Change in Control.”

In connection with the move of our corporate headquarters from Norwalk, Connecticut to our current location, we executed a letter agreement with Mr. Pain. Under the terms of that letter agreement, during 2006, we paid:

•	the reasonable cost of Mr. Pain’s housing in Clayton, Missouri, up to a maximum of $4,500 per month, and

•	the reasonable cost of the commute between Norwalk, Connecticut and Clayton, Missouri for Mr. Pain and his wife, and

•	the federal, state and/or local income taxes and other payroll taxes owed on such amounts by Mr. Pain (including the tax payments made by Olin on his behalf).

Under the terms of the letter agreement, these benefits terminated on December 31, 2006, and the letter agreement terminated as of January 31, 2007.

Mr. Rupp’s salary and annual incentive payment for 2006 performance represented approximately 45% of his total compensation for that year. For the other officers named in the table above, their aggregate salary and annual incentive payment represented approximately 49% of their total 2006 compensation. These percentages are based on the FAS 123R value of equity awards granted to named executive officers in 2006. Because the Summary Compensation Table above reflects the dollar amount we recognized in our 2006 income statement for all outstanding equity awards to the named executive officers, calculated in accordance with FAS 123R, and thus includes amounts from awards granted in 2006 and in prior years, these percentages may not be able to be derived using the amounts reflected in that table.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)		Compen- sation Committee Meeting Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#)(3) (j)	Exercise or Base Price of Option Awards ($/Sh)(3) (k)	Grant Date Fair Value of Stock and Option Awards (4) (l)
					Thresh- old ($) (c)	Target ($) (d)	Maximum ($) (e)	Thresh- old (#) (f)	Target (#) (g)	Maxi- mum (#) (h)
Joseph D. Rupp	1/26/06		1/26/06		$0	$702,000	$1,545,000	—	—	—	—	—	—	—
	1/26/06		1/26/06		—	—	—	12,000	48,000	72,000	—	—	—	$895,920
	2/9/06	(5)	1/26/06	(5)	—	—	—	—	—	—	—	157,000	$20.68	$863,500
John E. Fischer	1/26/06		1/26/06		$0	$180,000	$645,500	—	—	—	—	—	—	—
	1/26/06		1/26/06		—	—	—	3,250	13,000	19,500	—	—	—	$242,645
	2/9/06	(5)	1/26/06	(5)	—	—	—	—	—	—	—	42,000	$20.68	$231,000
John L. McIntosh	1/26/06		1/26/06		$0	$165,000	$640,500	—	—	—	—	—	—	—
	1/26/06		1/26/06		—	—	—	2,250	9,000	13,500	—	—	—	$167,985
	2/9/06	(5)	1/26/06	(5)	—	—	—	—	—	—	—	30,000	$20.68	$165,000
George H. Pain	1/26/06		1/26/06		$0	$180,000	$680,000	—	—	—	—	—	—	—
	1/26/06		1/26/06		—	—	—	3,000	12,000	18,000	—	—	—	$223,980
	2/9/06	(5)	1/26/06	(5)	—	—	—	—	—	—	—	38,000	$20.68	$209,000
Jeffrey J. Haferkamp	1/26/06		1/26/06		$0	$147,000	$568,000	—	—	—	—	—	—	—
	1/26/06		1/26/06		—	—	—	2,250	9,000	13,500	—	—	—	$167,985
	2/9/06	(5)	1/26/06	(5)	—	—	—	—	—	—	—	30,000	$20.68	$165,000

(1)	Amounts in these columns represent the potential annual incentive amounts established in early 2006 under our SMICP for performance during 2006. Actual amounts earned were determined and paid in early 2007 and are included under column (g) in the Summary Compensation Table above. We discuss the SMICP and our annual incentive program under the heading “Compensation Discussion and Analysis—Elements of Compensation” above.
(2)	Awards of performance shares granted under our Performance Share Program described below. The amounts in column (f) reflect the minimum performance shares awarded, which is 25% of the target amounts in column (g). The amounts shown in column (h) represent 150% of such target amounts, the maximum level of payout of performance shares.
(3)	These columns represented nonqualified stock options granted under our Long Term Incentive Plan. The market closing price on the grant date was $20.49. Our equity plans require the exercise price for option stock to be at least the “fair market value” of our common stock on the grant date, and define fair market value to mean the average of the high and low sale prices of our common stock on the grant date.
(4)	Amounts in this column assume payment of performance shares at the target level, and of all options using the Black-Scholes value calculated for financial statement reporting purposes in accordance with FAS 123R.
(5)	In recent years, board and compensation committee meetings have been held prior to the date we issued our press release regarding year end earnings. Option awards were determined on the meeting date (which in 2006, was held on January 26, 2006), with the awards to become effective two weeks after the compensation committee meeting date, which was ten days after the date of our earnings release. The effective date of the option grants has always occurred on or after the meeting date, and we have never engaged in “back-dating” practices.

Stock Options

Annually, we grant options to purchase shares of our common stock to a group of key employees, including our executive officers. We describe our stock option program in more detail above under the heading “Compensation Discussion and Analysis—Long Term Incentive Compensation,” and “—Option Grant Practices.” All options granted in 2006 were non-qualified options vesting in three equal annual installments beginning on the first anniversary of the grant date. The options may be exercised until ten years after the grant date.

Under our option plans, the option exercise price must be at least equal to the average of the high and low sale prices of our common stock on the date of the grant. Our option plans specifically prohibit repricing, and, except for certain anti-dilution adjustments, other adjustments to the exercise price. We discuss the timing of our option grants above, under the heading “Option Grant Practices” in the “Compensation Discussion and Analysis” section of this proxy statement. Our internal auditors recently completed an audit of our option grants and confirmed that we have not engaged in any option “back-dating” practices.

Performance Shares

Each executive received a target number of performance shares in early 2006, which vest after the end of 2008. The total number of performance shares that vest will vary between 25% and 150% of the total target number of performance shares. Performance shares are paid approximately half in cash and half in stock. The actual number of performance shares that vest depends on our average annual return on capital for the three years ending December 31, 2008, in relation to the average annual return on capital among the Modified S&P 1000 for that period, as set forth in more detail in the chart below:

If our average annual return on capital for the three-year period is in the following quintile for the average annual return on capital for the Modified S&P 1000 for that period:	The percentage of the target number of performance shares that vest will be:
highest quintile	150%
2nd quintile	125%
3rd quintile	100%
4th quintile	50%
lowest quintile	25%

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5) (j)
Joseph D. Rupp	— — 0 34,084 51,134 75,000 69,000 15,750 0 40,000 30,000 20,000 15,000	— — 157,000 68,166 25,566 0 0 0 40,000 0 0 0 0	(1) (2) (3) (4)	— — — — — — — — — — — — —	— — $20.68 $23.78 $18.52 $15.35 $16.10 $18.63 $18.97 $18.97 $15.85 $27.17 $24.34	— — 2/08/16 2/09/15 2/11/14 2/12/13 2/13/12 2/07/11 1/26/10 1/26/10 2/08/09 1/28/08 1/29/07	— — — — — — — — — — — — —	— — — — — — — — — — — — —	48,000 35,200 — — — — — — — — — — —	$ $	792,960 581,504 — — — — — — — — — — —
John E. Fischer	— — 0 8,859 14,934	— — 42,000 17,716 7,466	(1) (2) (3)	— — — — —	— — $20.68 $23.78 $18.52	— — 2/08/16 2/09/15 2/11/14	— — — — —	— — — — —	13,000 9,150 — — —	$ $	214,760 151,158 — — —
John L. McIntosh	— — 0 7,667 14,334 23,000 24,000 11,250 0 30,000 7,500 6,000	— — 30,000 15,333 7,166 0 0 0 30,000 0 0 0	(1) (2) (3) (4)	— — — — — — — — — — — —	— — $20.68 $23.78 $18.52 $15.35 $16.10 $18.63 $18.97 $18.97 $27.17 $24.34	— — 2/08/16 2/09/15 2/11/14 2/12/13 2/13/12 2/07/11 1/26/10 1/26/10 1/28/08 1/29/07	— — — — — — — — — — — —	— — — — — — — — — — — —	9,000 7,925 — — — — — — — — — —	$ $	148,680 130,921 — — — — — — — — — —
George H. Pain	— — 0 7,667 13,667 22,000 20,000	— — 38,000 15,333 6,833 0 0	(1) (2) (3)	— — — — — — —	— — $20.68 $23.78 $18.52 $15.35 $18.39	— — 2/08/16 2/09/15 2/11/14 2/12/13 4/14/12	— — — — — — —	— — — — — — —	12,000 7,925 — — — — —	$ $	198,240 130,921 — — — — —
Jeffrey J. Haferkamp	— — 0 6,817 9,534 18,000 12,000 5,250 0 8,000 6,750 4,000 3,000	— — 30,000 13,633 4,766 0 0 0 8,000 0 0 0 0	(1) (2) (3) (4)	— — — — — — — — — — — — —	— — $20.68 $23.78 $18.52 $15.35 $16.10 $18.63 $18.97 $18.97 $15.85 $27.17 $24.34	— — 2/08/16 2/09/15 2/11/14 2/12/13 2/13/12 2/07/11 1/26/10 1/26/10 2/08/09 1/28/08 1/29/07	— — — — — — — — — — — — —	— — — — — — — — — — — — —	9,000 7,500 — — — — — — — — — — -	$ $	148,680 123,900 — — — — — — — — — — —

(1)	The option vests in three annual equal installments beginning February 9, 2007.
(2)	The option vests in three annual equal installments beginning February 10, 2006, so the first installment has vested.
(3)	The option vests in three annual equal installments beginning February 12, 2005, so two installments have vested.
(4)	Represents Performance-Accelerated Vesting Options (PAVOs) that vest on the earlier of December 27, 2009, or the date specified performance criteria are met, and expire on January 26, 2010.
(5)	Represents the entire value of all unvested performance shares, based on the December 29, 2006, closing price of our common stock of $16.52. Vested shares will be paid approximately half in cash and half in stock.

OPTION EXERCISES AND STOCK VESTED

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Joseph D. Rupp	0	—	15,000	$272,100
John E. Fischer	0	—	0	—
John L. McIntosh	0	—	4,500	$81,630
George H. Pain	0	—	4,250	$77,095
Jeffrey J. Haferkamp	4,500	$22,140	3,500	$63,490

The shares listed in column (d) above represent performance shares paid in the summer of 2006 (vested based on our performance for the three years ended December 31, 2005) under a performance share award made in early 2003. Performance shares are paid approximately half in cash and half in stock. The cash portion of the performance shares payment was based on the fair market value of the shares as of December 30, 2005 ($19.61), and dollar amounts listed in column (e) for the stock portion of the payment of performance shares are based on the average of the high and low sales prices for our common stock as of the date the shares were issued ($16.67), July 25, 2006. Of the total performance shares included in column (d) above, 50% vested automatically, and the remaining shares vested based on our average annual return on capital for the three-year period ended December 31, 2005, compared to that of the S&P MidCap 400. We describe our performance share program in more detail in our “Compensation Disclosure and Analysis – Elements of Compensation” and in the text following the table entitled “Grants of Plan-Based Awards.”

PENSION BENEFITS

The present value of the accumulated benefits for each of the named executives shown in the table below reflects the present value of the benefits earned under each of the pension plans as of December 31, 2006. The pension benefits that form the basis for the present values of the accumulated benefits shown are calculated using the executive’s average compensation, generally the average cash compensation (salary and annual incentive, and specific inclusions and exclusions that vary by plan) for the three highest years out of the last ten years of employment, including the year of retirement and years of creditable service under each of the plans as of December 31, 2006. We used age 62, the first age at which unreduced pension benefits are payable under each of the pension plans, to determine the present value of the pension benefits under these plans.

Unless the executive elects otherwise, benefits from the Senior Plan and the Supplemental Plan will be paid in the form of a lump sum if the present value is $100,000 or greater, one year following the executive’s retirement date.

The present values of the pension benefits in the table below are determined using the assumptions we use for financial reporting as of December 31, 2006, including a 6.00% discount rate and the 1983 Group Annuity Mortality table. Please see the note entitled “Pension Plans and Retirement Benefits” in the notes to our audited financial statements included in our 2006 annual report on Form 10-K for a discussion of these assumptions.

Name (a)	Plan Name (b)(1)	Number of Years Credited Service (#) (c)(2)	Present Value of Accumulated Benefit ($) (d)(3)		Payments During Last Fiscal Year ($) (e)
Joseph D. Rupp	Qualified Plan Supplemental Plan Senior Plan	34.00 34.00 20.50	$ $ $	829,570 4,096,405 0	— — —

John E. Fischer	Qualified Plan Supplemental Plan Senior Plan	22.58 22.58 2.08	$ $ $	375,172 601,173 67,990	— — —

John L. McIntosh	Qualified Plan Supplemental Plan Senior Plan	29.58 29.58 7.92	$ $ $	532,278 850,654 157,816	— — —

George H. Pain	Qualified Plan Supplemental Plan Senior Plan	20.75 20.75 4.75	$ $ $	447,431 674,545 231,806	— — —

Jeffrey J. Haferkamp	Qualified Plan Supplemental Plan Senior Plan	30.58 30.58 2.00	$ $ $	544,025 335,946 39,185	— — —

(1)	The Qualified Plan is the Olin Corporation Employees Pension Plan, the Supplemental Plan is the Olin Supplementary and Deferral Benefit Pension Plan, and the Senior Plan is the Olin Senior Executive Pension Plan, each of which is described below.
(2)	Participation in the Senior Plan begins when the executive becomes a Section 16(b) reporting officer, and is selected by the Compensation Committee, whereas participation in the Qualified and Supplemental Plans generally includes all years of service from the executive’s hire date.
(3)	Amounts in this column assume that benefits are paid in the form of an annuity during the executive’s lifetime. As discussed in more detail below, a participant may elect instead to have benefits paid over the life of both the executive and his or her spouse.

Each of these plans provides benefits to the executive for the remainder of his or her life (which we sometimes refer to as a “single life annuity”). In addition, the executive may elect to have payments continue after his or her death for the remainder of the life of his or her spouse (which we refer to as a “joint and survivorship benefit”) at some percentage of the amount paid during the executive’s life. Under the Qualified Plan and the Supplemental Plan, if the executive selects the joint and survivorship benefit, the annual payments are reduced based on actuarial calculations. The Senior Plan generally provides a 50% joint and survivorship benefit without any actuarial reduction, and also provides the executive with an additional amount equal to the amount of the actuarial reduction of benefits payable from the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit election. The following chart shows the present value of accrued benefits for each of the named executives under each of the pension plans, assuming the executive elected the 50% joint and survivorship benefit form of payment and benefits at age 62, the first age at which unreduced pension benefits are payable under the Qualified Plan, the Supplemental Plan and the Senior Plan:

Name	Qualified Plan	Supplemental Plan	Senior Plan
Joseph D. Rupp	$880,911	$4,340,895	$230,687
John E. Fischer	$391,108	$626,789	$146,431
John L. McIntosh	$556,698	$771,118	$416,487
George H. Pain	$465,691	$702,146	$339,480
Jeffrey J. Haferkamp	$596,006	$351,338	$107,761

Qualified Plan

As part of a competitive benefits program and to contribute to employees’ financial security in retirement, we offer defined benefit retirement benefits to salaried employees hired prior to January 1, 2005 through our tax qualified pension plan (Qualified Plan). Pension benefits under the Qualified Plan are calculated based on the average cash compensation (salary and annual incentive) for the highest three years out of the last ten years the individual is employed by Olin, including the year of retirement. The law requires that in determining compensation, the Qualified Plan ignore compensation in excess of a legally-imposed cap (which for 2006 was $220,000). An employee’s benefit is generally 1.5% of his or her average compensation multiplied by the number of years of service, less a percentage of his or her primary Social Security benefit based on years of service (not to exceed 50% of such Social Security benefit). A participant may retire early, with benefits commencing as early as age 55, provided he or she has completed at least 10 years of service. Benefits are reduced by 4% per year for each year the benefits commence prior to the participant reaching age 62. Participants who terminate employment before age 55 (with 10 or more years of service) may elect to receive an actuarially reduced benefit with payments beginning at age 55 or later. Participants who terminate employment before age 65 with at least 5 years of service (but less than 10 years of service) are eligible to receive a vested retirement benefit, beginning the month following their 65th birthday. Benefits from the Qualified Plan generally are paid as an annuity with the form of payment (e.g. joint and survivorship benefit, guaranteed period, etc.) selected by the participant, subject to any applicable actuarial reduction for such form.

Supplemental Plan

The Code imposes certain limits on pension benefits payable from the Qualified Plan. Our Supplemental Plan restores pension benefits to highly compensated employees whose benefits from the Qualified Plan are limited by the Code. The Supplemental Plan also provides benefits on certain compensation that has been deferred and is excluded from eligible compensation under the Qualified Plan. The Supplemental Plan provides benefits equal to the reduction in the benefits from the Qualified Plan as the result of these Code limitations on benefits and eligible compensation. Employees affected by these limitations are eligible to participate in the Supplemental Plan. The formula to calculate pension benefits under the Supplemental Plan is the same as under the Qualified Plan, except without the Code limitations on benefits and eligible compensation and reduced for the amount payable under the Qualified Plan. Early retirement benefits are payable on an immediate basis to a participant whose employment terminates at age 55 or later, with at least 10 years of service, using the same reduction factors as under the Qualified Plan.

The Supplemental Plan and the Senior Plan (described below) are unfunded, nonqualified deferred compensation plans, so participants receive benefits only if we have the financial resources to make the payments when due.

Senior Plan

The purpose of our Senior Plan is to attract and retain a management group capable of assuring our future success by providing them with supplemental retirement income. The Senior Plan is an unfunded, nonqualified deferred compensation plan for select management employees. An employee who is a Section 16(b) reporting officer, and who is selected by the Compensation Committee may participate in the Senior Plan. Under the Senior Plan, pension benefits are based on the average of the executive’s compensation (salary and annual incentive) for the three highest years out of the last ten that he or she is employed by Olin, including the year of retirement. Eligible compensation is not subject to the Code and other limitations that apply under the Qualified Plan. The benefits are generally equal to 3% of the executive’s average compensation multiplied by the number of years of participation in the Senior Plan, plus 1.5% of the executive’s average compensation for his years of service in the Qualified Plan and Supplemental Plan less his years of service in the Senior Plan, reduced by the pension benefits that accrued under the Qualified Plan and the Supplemental Plan. The benefits are further reduced by 50% of the employee’s primary Social Security benefit. Early retirement benefits are payable on an immediate basis to a participant whose employment terminates at age 55 or later, regardless of years of service. Such early retirement benefits are reduced by 4% per year for each year they commence prior to the participant’s attainment of age 62. The maximum benefit payable from the Senior Plan is 50% of the employee’s average compensation reduced by amounts payable from the Qualified and Supplemental Plans, 50% of the employee’s primary Social Security benefit, and certain other adjustments set forth in the plan documents, if applicable. The Senior Plan provides a joint and survivorship benefit to an executive’s surviving spouse generally equal to 50% of the executive’s benefits from the Senior Plan. In addition, the Senior Plan pension benefits are increased by the amount of the actuarial reduction to benefits under the Qualified and Supplemental Plans if the executive elects the 50% joint and survivorship option under those plans.

To the extent that benefits under the Senior Plan and Supplemental Plan have an actuarial present value in excess of $100,000, such benefits are paid in a lump sum in the form of an accelerated distribution, unless the executive has elected to receive monthly benefits. Payment of this lump sum is made one year following retirement, provided the employee was eligible for early retirement. Otherwise the lump sum is paid when the employee reaches age 65. When such benefits are paid as an accelerated distribution, benefits from the Supplemental and Senior Plans are paid in monthly installments for the first year that an executive is retired. The actuarial present value of the remaining benefits is paid in a single lump sum installment, one year following the executive’s retirement.

If a participant in the Senior Plan and Supplemental Plan is a specified employee as defined in Code Section 409A, benefits subject to that Code provision may not be paid in the first six months after retirement, but will be paid in a lump sum as soon as practicable thereafter.

Health Insurance and Death Benefits

In general, salaried employees who retire at age 55 or later with at least 10 years of service may elect to continue to be covered under our health plan and continue to pay the same premium for the health plan as active salaried employees pay. When the average per capita cost for our health plan exceeds $10,000, the premium the salaried retiree will be required to pay will be the sum of the amount of the premium paid by active salaried employees plus the amount by which our average per capita cost for the plan exceeds $10,000. On the first day of the month they attain age 65, salaried retirees who retired after age 55 with 10 or more years of service are eligible for an Olin Medicare supplemental health care plan. We contribute $20 per covered person per month toward the cost of that plan only. We make no contributions if a retiree chooses to participate in a plan other than the Olin plan.

In general, salaried employees who retire from Olin on an immediate basis at age 55 or later with at least 10 years of service are eligible for a $5,000 death benefit payable from the Qualified Plan. In addition, full-time employees with job responsibilities at a specified level (based on Hay Points) are eligible to retain a percentage of their life insurance coverage when they retire, based on age at retirement, at our cost.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to our Supplemental CEOP for each of our named executive officers for 2006:

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Joseph D. Rupp	$38,675	$24,863	$(31,746)	0	$290,585
John E. Fischer	$7,192	$4,624	$(1,613)	0	$22,746
John L. McIntosh	$4,011	$3,008	$(7,889)	0	$65,712
George H. Pain	$8,400	$5,400	$(4,021)	0	$61,359
Jeffrey J. Haferkamp	$5,120	$2,880	$(6,437)	0	$74,782

(1)	The amounts in this column are included in the executives’ salaries listed in column (c) of the Summary Compensation Table.
(2)	The amounts contained in this column represent 2006 company matching contributions which will be credited to the participants’ CEOP and Supplemental CEOP accounts in 2007, and are included in the amounts listed in column (i) of the Summary Compensation Table.

In addition to our CEOP, discussed above under the heading “Compensation Discussion & Analysis—Elements of Compensation—Other Compensation,” our Supplemental CEOP provides deferral and company matching opportunities to employees whose base pay exceeds the Code’s compensation limit (which for 2006 was $220,000), and whose contributions to the qualified 401(k) plan (CEOP) are thus limited under the Code. These employees can make pre-tax contributions to the Supplemental CEOP, once their eligible compensation reaches the limit specified in the Code. Employees who elect to contribute to the Supplemental CEOP are also eligible to receive matching contributions from Olin.

We establish individual, notional accounts for each employee who makes contributions to the Supplemental CEOP. Employees may elect to have their contributions invested in phantom shares of Olin common stock or phantom units in an interest bearing fund. Dividends are credited to the phantom stock account based on the dividend rate paid on outstanding shares of our common stock. Interest is credited to the phantom interest bearing fund at a rate determined as of the end of each quarter for the following quarter, equal to (i) the Federal Reserve A1/P1 Composite rate for 90-day commercial paper plus 10 basis points or (ii) such other rate as our Board or Compensation Committee (or any delegate thereof) may select prospectively from time to time.

Distributions are available only upon termination of employment, and are made only in cash. Upon becoming a Supplemental CEOP participant, employees make an election to receive the value of their Supplemental CEOP account balance either (i) in a lump sum, or (ii) in annual installments for a period not to exceed fifteen (15) years. The value of our phantom shares of Common stock is equal to the average of the daily closing prices of our common stock on the New York Stock Exchange for the month preceding the distribution. Distributions from the interest bearing fund equal the dollar value of the fund which consists of principal and interest. If a participant in the Supplemental CEOP is a specified employee as defined in Code Section 409A, benefit payments subject to that Code provision begin as soon as practicable after the date which is six months after the participant’s termination.

We amended our Employee Deferral Plan to eliminate any additional deferrals after December 31, 2005. None of the officers listed in the table above had amounts deferred under that plan prior to that amendment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have certain agreements that require us to provide compensation to our named executive officers in the event of a termination of employment or a change in control of Olin. The tables below show estimated compensation payable to each named executive officer upon various triggering events. Actual amounts can only be determined upon the triggering event.

Joseph D. Rupp (1)	Quit / Early Retirement (2)	Normal Retirement		Termination by Olin Without Cause (4)	Termination by Olin for Cause	Change in Control (5)
Compensation:
Base Salary/Severance	$0	$0		$780,000	$0	$2,340,000
Annual Incentive Payment	0	0		702,000	0	2,106,000
Acceleration of Unvested Equity Awards (6)	323,543	323,543		323,543	0	1,858,500
Benefits and Perquisites: (7)
Senior Plan(8)	2,176,749	See footnote	(3)	2,345,810	0	2,620,976
Supplemental Plan(8)	5,701,594	See footnote	(3)	7,203,060	5,701,594	10,852,766
Qualified Plan(8)	1,043,440	See footnote	(3)	1,043,440	1,043,440	1,043,440
Supplemental CEOP	290,585	290,585		290,585	290,585	290,585
Life Insurance Premiums	0	0		22,940	0	68,820
Outplacement Services	0	0		25,000	0	25,000
Tax Gross-up	0	0		0	0	5,940,949

Total:	$9,535,911	N/A		$12,736,378	$7,035,619	$27,147,036

John E. Fischer (1)	Quit / Early Retirement (2)	Normal Retirement		Termination by Olin Without Cause (4)	Termination by Olin for Cause	Change in Control (5)
Compensation:
Base Salary/Severance	$0	$0		$327,000	$0	$981,000
Annual Incentive Payment	0	0		180,000	0	540,000
Acceleration of Unvested Equity Awards (6)	43,375	43,375		43,375	0	507,990
Benefits and Perquisites: (7)
Senior Plan(8)	153,232	See footnote	(3)	216,909	0	498,725
Supplemental Plan(8)	603,420	See footnote	(3)	687,353	603,420	1,153,148
Qualified Plan(8)	288,942	See footnote	(3)	288,942	288,942	288,942
Supplemental CEOP	22,746	22,746		22,746	22,746	22,746
Life Insurance Premiums	0	0		8,707	0	26,121
Outplacement Services	0	0		0	0	25,000
Tax Gross-up	0	0		0	0	1,394,417

Total:	$1,111,715	N/A		$1,775,032	$915,108	$5,438,089

John L. McIntosh (1)	Quit / Early Retirement (2)	Normal Retirement		Termination by Olin Without Cause (4)	Termination by Olin for Cause	Change in Control (5)
Compensation:
Base Salary/Severance	$0	$0		$323,004	$0	$969,012
Annual Incentive Payment	0	0		165,000	0	495,000
Acceleration of Unvested Equity Awards (6)	77,572	77,572		77,572	0	415,065
Benefits and Perquisites: (7)
Senior Plan(8)	307,813	See footnote	(3)	752,025	0	1,220,825
Supplemental Plan(8)	853,665	See footnote	(3)	1,466,728	853,665	2,128,070
Qualified Plan(8)	413,625	See footnote	(3)	688,926	413,625	689,129
Supplemental CEOP	65,712	65,712		65,712	65,712	65,712
Life Insurance Premiums	0	0		9,073	0	27,219
Outplacement Services	0	0		0	0	25,000
Tax Gross-up	0	0		0	0	2,125,227

Total:	$1,718,387	N/A		$3,548,040	$1,333,002	$8,160,259

George H. Pain (1)	Quit / Early Retirement (2)	Normal Retirement		Termination by Olin Without Cause (4)	Termination by Olin for Cause	Change in Control (5)
Compensation:
Base Salary/Severance	$0	$0		$345,000	$0	$1,035,000
Annual Incentive Payment	0	0		180,000	0	540,000
Acceleration of Unvested Equity Awards(6)	67,191	67,191		67,191	0	458,017
Benefits and Perquisites: (7)
Senior Plan(8)	376,996	See footnote	(3)	498,319	0	951,150
Supplemental Plan(8)	939,823	See footnote	(3)	1,108,883	939,823	1,778,594
Qualified Plan(8)	564,521	See footnote	(3)	564,521	564,521	564,521
Supplemental CEOP	61,359	61,359		61,359	61,359	61,359
Life Insurance Premiums	0	0		12,578	0	37,734
Outplacement Services	0	0		25,000	0	25,000
Tax Gross-up	0	0		0	0	1,659,279

Total:	$2,009,890	N/A		$2,862,851	$1,565,703	$7,110,654

Jeffrey J. Haferkamp (1)	Quit / Early Retirement (2)	Normal Retirement		Termination by Olin Without Cause (4)	Termination by Olin for Cause	Change in Control (5)
Compensation:
Base Salary/Severance	$0	$0		$287,004	$0	$861,012
Annual Incentive Payment	0	0		147,000	0	441,000
Acceleration of Unvested Equity Awards (6)	67,406	67,406		67,406	0	356,006
Benefits and Perquisites: (7)
Senior Plan(8)	113,876	See footnote	(3)	157,853	0	421,838
Supplemental Plan(8)	336,477	See footnote	(3)	777,610	336,477	1,465,370
Qualified Plan(8)	421,839	See footnote	(3)	702,446	421,839	426,577
Supplemental CEOP	74,782	74,782		74,782	74,782	74,782
Life Insurance Premiums	0	0		7,710	0	23,130
Outplacement Services	0	0		25,000	0	25,000
Tax Gross-up	0	0		0	0	1,339,992

Total:	$1,014,380	N/A		$2,246,811	$833,098	$5,434,707

1.	For purposes of calculating amounts in the tables, we assumed an annual base salary at the executive’s level as of December 31, 2006.
2.	Messrs. Rupp and Pain are eligible for early retirement, so amounts in this table reflect amounts they would receive upon early retirement. Messrs. Fischer, McIntosh and Haferkamp are not currently eligible for early retirement, and so the amounts reported for them under the “Benefits and Perquisites” section represent the present value of the benefits assuming the benefits commence at age 65.
3.	None of the executives is eligible for normal retirement at this time. See the “Pension Benefits” table and the narrative disclosure following that table for the present value of accrued benefits payable upon normal retirement under various circumstances.
4.	An executive whose employment is terminated in connection with a sale of a business unit generally receives the benefits described in this column, except that the executive’s stock options would be exercisable for two years beyond the date of termination (rather than one year) unless that employee is eligible for retirement at the time of the termination in which case the executive’s stock options would be exercisable through the term of the option.
5.	Upon a change in control, benefits listed for the Senior Plan, Supplemental Plan, and Supplemental CEOP would be paid immediately. All restricted stock and performance share awards would be vested and deemed earned in full, and promptly paid to employees. All options and stock appreciation rights would vest immediately and be fully exercisable. All other amounts would be paid only if the executive is terminated or constructively terminated upon or within three years after a change in control. Constructive termination occurs when the executive terminates his or her employment because (i) Olin requires the executive to relocate by more than fifty miles, (ii) Olin reduces or fails to increase the executive’s base salary on substantially the same basis as before the change in control, (iii) the executive incurs a disability, (iv) Olin fails to maintain its benefit plans as in effect prior to the change in control, or (v) the executive is assigned duties inconsistent with duties prior to the change in control or Olin takes actions that result in a diminution of the executive’s responsibilities.
6.	An executive whose employment terminates as the result of disability, death, or retirement before performance awards are vested receives a pro rata share of the performance award (based on the number of months worked in the performance cycle) payable solely in cash. An executive whose employment terminates for cause or without our consent does not receive any unvested performance awards. The compensation committee determines the amount, if any, of unvested performance awards to be paid and the form of payment (cash or stock or a combination) for an executive whose employment terminates for any other reason. For purposes of the tables above, we have assumed payouts at the level of 25% of the target awards. These amounts assume that no unpaid performance shares have vested at the time of the for cause termination. If any performance shares have vested but remain unpaid at the time the executive’s employment is terminated for cause he or she would be paid for those performance shares approximately half in cash and half in stock. Upon the executive’s death, all unvested options vest automatically and his estate or heirs could exercise those options within the term of the option.
7.

Pay for unused vacation is paid to all salaried employees and is therefore not reported. Medical benefits are provided to all salaried employees who are eligible for early retirement. Messrs. Rupp and Pain are currently eligible for early retirement; therefore, no amount is reported for medical benefits for them. Mr. Fischer would be eligible for one year of healthcare benefits coverage in the event of an involuntary, not for cause termination at the estimated cost of $14,961. He would be eligible for three years of healthcare benefits coverage in the event of a change in control at an estimated cost of $50,269. Thereafter, he would be eligible to purchase healthcare benefits, under COBRA, and would pay the full cost of the coverage. Mr. McIntosh would be eligible for one year of healthcare benefits coverage in the event of an involuntary, not for cause termination at an estimated cost of $17,115. Thereafter, he would be eligible to purchase healthcare coverage under

COBRA. When he reaches age 55, he would qualify for early retirement, and be treated the same as all other salaried early retirement eligible retirees. Mr. McIntosh would be eligible for two years and four months of healthcare coverage in the event of a change in control, at an estimated cost of $44,282. Thereafter he would qualify for early retirement and be treated the same as all other salaried early retirees. Mr. Haferkamp would be eligible for one year of healthcare benefits coverage in the event of an involuntary not for cause termination at an estimated cost of $14,961. Thereafter he would be eligible to purchase healthcare coverage under COBRA. When he reaches age 55, he would qualify for early retirement and be treated the same as all other salaried early retirement eligible employees. Mr. Haferkamp would be eligible for 2 years and 7 months of healthcare coverage in the event of a change in control, at an estimated cost of $42,528. Thereafter, he would qualify for early retirement and be treated the same as all other salaried early retirees.

8.	The Senior Plan provides a 50% joint and survivorship benefit without an actuarial reduction for this benefit. In addition, pension benefits paid from the Senior Plan are increased by the amount of the actuarial reduction for a 50% joint and survivorship benefit applied to pension benefits payable from the Qualified Plan and the Supplemental Plan. The value of the 50% joint and survivorship benefit is reflected in the lump sum pension benefits in the table above with respect to the Senior Plan. The Qualified Plan and Supplemental Plan benefits above are based on the assumption that the benefit would be paid in the form of a 50% joint and survivorship option form of payment.
Unless the executive elects otherwise, benefits from the Senior Plan and the Supplemental Plan will be paid in the form of a lump sum if the present value is $100,000 or greater, one year following the executive’s retirement date. The value of these benefits is determined using a discount rate that is equal to the rate for a zero coupon Treasury strip, with a maturity that approximates the executive’s life expectancy, determined approximately at the time the lump sum is due to be paid and the 1983 Group Annuity Mortality table. The benefits reported for the Senior Plan and Supplemental Plan are based on these assumptions, except with respect to a Change in Control.
In the event of a Change in Control, the plans provide that each executive receives a cash payment in an amount equal to the cost to purchase an annuity that provides specified payments to the executive. The annuity will be one that pays benefits to the executive in an amount such that the annuity payments (together with the monthly payment to the executive from the Qualified Plan) provide the executive with the monthly after-tax benefit he would have received under the plans. The amounts in the table represent this lump sum cash payment.
The benefit amounts reported in each of the tables above for the named executive officers assume selection of a 50% joint and survivorship benefit and use the discount rate applicable for the situation described and the 1983 Group Annuity Mortality Table. If the executive instead were to elect annual payments for his or her lifetime, he or she would receive an annual amount from each of the defined benefit pension plans as follows:

Annual Payments Assuming Election for Life of Executive

	Quit/Early Retirement	Normal Retirement	Termination by Olin Without Cause	Termination by Olin for Cause	Change in Control
Joseph D. Rupp:
Qualified Plan	$78,564	$96,960	$78,564	$78,564	$78,564
Supplemental Plan	387,947	477,804	490,110	387,947	557,838
Senior Plan	148,110	39,852	159,613	0	134,718

John E. Fischer:
Qualified Plan	59,360	59,360	59,360	59,360	59,360
Supplemental Plan	95,124	95,124	108,355	95,124	122,578
Senior Plan	24,156	24,156	34,194	0	52,057

John L. McIntosh:
Qualified Plan	77,929	77,929	58,629	77,929	58,629
Supplemental Plan	124,542	124,542	106,037	124,542	116,805
Senior Plan	44,907	44,907	54,368	0	67,009

George H. Pain:
Qualified Plan	42,708	54,360	42,708	42,708	42,708
Supplemental Plan	64,387	81,948	75,969	64,387	92,090
Senior Plan	25,828	41,532	34,140	0	49,247

Jeffrey J. Haferkamp:
Qualified Plan	81,862	81,862	61,107	81,862	61,107
Supplemental Plan	50,544	50,544	57,412	50,544	83,328
Senior Plan	17,106	17,106	11,654	0	24,257

Payments Upon Death or Disability

Upon an executive’s death, his or her estate would receive life insurance benefits based on his or her base salary at the time of retirement, provided the executive was at least age 55 when his employment terminated. If Mr. Rupp’s employment terminated on December 31, 2006, he would have $78,000 of life insurance coverage. Mr. Pain would have $17,500 of life insurance coverage if his employment terminated on that date. Messrs. Fischer, McIntosh and Haferkamp are not eligible for these life insurance benefits until age 55.

An executive who is terminated due to disability would receive disability benefits equal to 60% or 75% of his or her base salary, depending on the level of coverage he has elected, until such time as the executive is no longer disabled, reaches age 65, or elects to take early retirement benefits, whichever is the first to occur. At that time, the executive would receive benefits described in the appropriate column above. Messrs. Rupp and McIntosh have elected the 75% level of coverage. Messrs. Fischer, Pain, and Haferkamp have elected the 60% level of coverage.

Executive Severance Agreements

We have executive severance agreements with John McIntosh, George Pain and Joseph Rupp which will terminate on November 1, 2007 (the “pre-2005 executive agreements”). At that time we intend to offer each of these executives an executive severance agreement and an executive change in control agreement in substantially the form described below under the heading “Current Executive Severance and Executive Change in Control Agreements.”

Change in control.    If a change in control or a potential change in control of Olin occurs before the pre-2005 executive agreement expires, the pre-2005 executive agreement extends to the later of three years following the date of the potential change in control or three years following the date of the change in control. A change in control is defined as any one of the following events:

“(i) individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved (either by a specific vote or by approval of the proxy statement of Olin in which such person is named as a nominee for director, without written objection to such nomination) by a vote of at least two-thirds of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of Olin as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Olin representing 20% or more of the combined voting power of Olin’s then outstanding securities eligible to vote for the election of the Board (the “Olin Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control if such event results from any of the following: (A) the acquisition of Olin Voting Securities by Olin or any of its subsidiaries, (B) the acquisition of Olin Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by Olin or any of its subsidiaries, (C) the acquisition of Olin Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) the acquisition of Olin Voting Securities pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) the acquisition of

Olin Voting Securities by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Olin or any of its subsidiaries (a “Reorganization”) or sale or other disposition of all or substantially all of the assets of Olin to an entity that is not an affiliate of Olin (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (x) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of Olin (in either case, the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Olin Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Olin Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Olin Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the Parent Entity), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (C) at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above being deemed to be a “Non-Qualifying Transaction”);

(iv) the stockholders of Olin approve a plan of complete liquidation or dissolution of Olin.

Notwithstanding the foregoing, the acquisition by any person of beneficial ownership of 20% or more of the combined voting power of Olin Voting Securities solely as a result of the acquisition of Olin Voting Securities by Olin which reduces the number of Olin Voting Securities outstanding shall be deemed not to result in a Change in Control; provided, however, that if such person subsequently becomes the beneficial owner of additional Olin Voting Securities that increases the percentage of outstanding Olin Voting Securities beneficially owned by such person, a Change in Control of Olin shall then be deemed to occur.”

Under the pre-2005 executive agreement, the executive agrees that if a potential change in control occurs, he or she will remain in Olin’s employ until the earlier of (1) the end of the six-month period following the potential change in control or (2) the occurrence of a change in control, so long as Olin continues to provide the executive with no less favorable office, title, duties and responsibilities.

An active employee on the date on which a change in control occurs who is less than 55 and participates in our Senior Executive Pension Plan will be entitled to a lump sum payment under that plan in an amount that, when combined with the value of his or her accrued pension benefits from all other Olin pension plans (assuming for such purpose that the executive had terminated employment upon the change in control), preserves the payment of such accrued benefits based on the subsidized early retirement factor that would be applicable if he or she had been 55 at the time of such termination of employment.

Termination without Cause by Olin, or by Executive for Reduction in Benefits or Disability.    If the executive’s employment is terminated by Olin without cause or by the executive as a result of disability or adverse changes in the terms and conditions of the executive’s employment, the executive will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)	a lump sum cash payment (which we refer to as the executive severance amount) equal to (a) twelve months salary plus (b) the greater of the executive’s average annual incentive compensation award paid or payable by Olin in respect of the last three calendar years or the executive’s then current standard annual incentive compensation award;

(2)	an additional twelve months of service credit for pension plan purposes;

(3)	continuation for twelve months of medical, dental and life insurance coverage for the executive and his or her dependents;

(4)	outplacement services; and

(5)	if termination of employment occurs after the first quarter of any calendar year, a prorated annual incentive compensation award.

If any such termination of employment (other than as a result of disability) occurs following a change in control of Olin, the executive also will receive (a) an additional cash severance payment in an amount equal to two times the executive severance amount and (b) an additional 24 months of pension plan service credit and insurance coverage. In addition, if the executive at the end of the 36-month period following termination of employment has satisfied the eligibility requirements to participate in Olin’s post-retirement medical and dental plan, he or she will be entitled to continue in Olin’s medical and dental coverage (including dependent coverage) until the executive reaches age 65, on terms and conditions no less favorable than those in effect prior to the change in control, provided that such coverage will be secondary coverage to any coverage provided to the executive by any new employer.

Sale or Transfer of Olin Business.    If, in connection with the sale or transfer of an Olin business or assets to a third party or to a joint venture, the executive becomes an employee of the buyer or joint venture, he or she receives the benefits listed in items (1) through (4) above if his or her employment terminates under circumstances described above within twelve months of becoming employed by such buyer or joint venture. Payments are reduced for any cash severance or similar benefits from such buyer or joint venture.

Tax Gross Up.    If any payments made to the executive subject him or her to the excise tax under Section 4999 of the Code, the payment will be increased so that the executive will receive the same net payment as if such tax did not apply.

Current Executive Severance and Executive Change in Control Agreements

As of December 31, 2006, we had executive severance agreements (“current executive agreement”) and executive change in control agreements (“CIC agreement”) with two named executive officers, John Fischer and Jeffrey Haferkamp, and with four other executive officers. Each current executive agreement and CIC agreement has an initial three-year term, which is automatically extended annually for an additional year unless we provide at least 90 days notice that the term will not be so extended. Under the CIC agreement, if a change in control (as defined in the CIC agreement) occurs before the CIC agreement expires, the CIC agreement extends for at least three years following the date of the change in control.

Current Executive Agreement (non-change in control).    Pursuant to the current executive agreement, if we terminate the executive’s employment without cause, the executive will receive, in lieu of severance benefits under any other Olin severance plans or programs, the payments and benefits set forth in (1) through (5) above under the pre-2005 executive agreements, except that the executive severance amount will be paid in installments over the twelve-month period following termination of employment. In addition, no severance payments will be made until the executive has signed a waiver and general release of claims that has become effective in accordance with its terms. If the executive becomes entitled to receive severance benefits under the current executive agreement, he or she must agree to one-year noncompetition and nonsolicitation covenants that are substantially identical to those currently applicable under Olin’s stock and incentive compensation plans. As under the pre-2005 executive agreements, if, in connection with the sale or transfer of an Olin business or assets to a third party or to a joint venture, the executive becomes an employee of the buyer or joint venture, he or she receives the benefits listed in items (1) through (4) above if his or her employment terminates under circumstances described above within twelve months of becoming employed by such buyer or joint venture, and such payments are reduced for any cash severance or similar benefits from such buyer or joint venture.

CIC Agreements.    The CIC agreements define a change in control in the same manner as the pre-2005 executive agreements. Pursuant to the CIC agreements, if, following a change in control, the executive’s employment is terminated by Olin without cause or by the executive as a result of disability or adverse changes in the terms and conditions of the executive’s employment, the executive will be entitled to the same payments and benefits described above under the pre-2005 executive agreements for terminations of employment occurring following a change in control, other than the special lump sum payment described above for participants in the Senior Executive Pension Plan (which is described below) who are under age 55 at the time of the change in control. In addition, the payments and benefits described in the preceding sentence are not conditioned on the executive’s providing a waiver and general release of claims or on the executive complying with one-year noncompetition and nonsolicitation covenants. As under the pre-2005 executive agreements, the CIC agreements also provide that if any payments made to the executive subject the executive to the excise tax under Section 4999 of the Code, the payment will be increased so that the executive will receive the same net payment as if such tax did not apply.

Treatment of Equity Awards

Retirement.    When an employee retires, vested stock options may be exercised for the remaining term of the option. If a performance share award has not vested at the time of an employee’s retirement, the employee will be entitled to a pro rata performance share award payable in cash. If the performance shares have vested, but have not been issued or paid, the performance share award will be paid as specified in the performance share program. In the case of performance-accelerated vesting options (“PAVOs”) granted in 2000, unvested PAVOs will not terminate upon retirement. If the PAVOs vest under applicable performance criteria they may be exercised at any time prior to January 26, 2010, but if performance criteria are not met before the earlier of the fifth anniversary of such retirement or January 26, 2010, PAVOs terminate and are cancelled.

Change in Control.    In the event of a change in control (as defined under the CIC agreements), all options and Stock Appreciation Rights become immediately and fully exercisable. In certain cases, the options convert to stock appreciation rights. In addition, all restrictions and conditions on restricted stock will be deemed satisfied and performance share awards will be vested and deemed earned in full, and promptly paid to employees.

Pension Plans

For all salaried employees hired prior to January 1, 2005, we provide defined benefit retirement benefits through a tax qualified pension plan (our Qualified Plan) and two non-qualified plans (the

Supplemental Plan and the Senior Plan) described in more detail under the table “Pension Benefits” above.

Qualified Plan.    The Qualified Plan provides that if within three years following a change in control (as defined in the Qualified Plan) any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger, or other transfer of assets or liabilities of the plan, and such termination, merger or other event thereafter takes place, plan benefits would automatically increase for affected participants (and retired participants) to absorb any surplus plan assets. Under the Qualified Plan, a change in control is defined as:

“(a) the Company ceases to be publicly owned with at least 1,000 stockholders; or

(b) a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a group (or a “person” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company, a majority-owned subsidiary of the Company or an employee benefit plan of the Company or such subsidiary, become(s) the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the then outstanding voting stock of the Company; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors (together with any new director whose election by the Board of Directors or whose nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(d) all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation (unless the shareholders of the Company immediately following such transaction beneficially own, directly or indirectly, more than 50% of the aggregate voting stock or other ownership interests of (I) the entity or entities, if any, that succeed to the business of the Company or (II) the combined company); or

(e) approval by the Company’s shareholders of (I) a sale of all or substantially all of the assets of the Company or (II) liquidation or dissolution of the Company.”

Supplemental Plan.    In the event of a change in control (as defined in the Supplemental Plan), we will pay each eligible employee a lump sum amount in cash sufficient to purchase an annuity which will provide the same monthly after tax benefit as the employee would have received under the Supplemental Plan based on benefits accrued as of the date of the change in control. The lump sum payment will be reduced to take into consideration monthly payments provided under trust arrangements or other annuities we establish or purchase in order to make payments under this plan. The definition of change in control in the Supplemental Plan includes each of the items listed under the definition of change of control in the Qualified Plan and also includes mergers, consolidations, or other transactions where Olin is the surviving corporation.

Senior Plan.    In the event of a change in control (as defined in the Senior Plan), the Senior Plan will pay qualified executives a lump sum amount in cash sufficient to purchase an annuity, which will provide the same after-tax benefit the employee would have received under the Senior Plan based on benefits accrued as of the date of the change in control. In addition, the pre-2005 executive agreements described above provide that an executive officer who is less than age 55 at the time of a change in control, will be treated as if he or she had retired at age 55, and the lump sum payment will be calculated based on the years of service at the date of a change in control. The definition of change in control in the Senior Plan is the same as it is in the Supplemental Plan.

DIRECTOR COMPENSATION

Our compensation package for non-employee directors consists of:

•

an annual retainer of $30,000, of which $25,000 was paid with shares of common stock calculated based upon the average of the high and low sale prices of our stock on February 9, 2006 (or credited in the form of phantom stock units if the director elected to defer the payment of his stock retainer);

•	phantom stock units with an aggregate fair market value equal to $45,000 rounded to the nearest 100 shares (for 2007, this amount will increase to $50,000);

•	a fee of $2,000 for each board meeting and each committee meeting attended;

•	a $10,000 annual fee for the Lead Director and for the chairs of the Audit, Compensation and Directors and Corporate Governance Committees (for 2007, the Lead Director fee will increase to $25,000);

•	reimbursement for expenses incurred in the performance of their duties as directors;

•	a 50% matching contribution for gifts made by a director to certain eligible charities, up to a maximum of $5,000 per director per year; and

•	director’s liability insurance, personal excess liability coverage of $5 million per director, and coverage under our business travel accident insurance policy while on Olin business.

The table below shows all cash and stock retainers and meeting fees we paid to each of our non-employee directors during 2006. Each of the directors listed below served for the entire year, except for Mr. O’Connor who served for eleven months and Mr. Hascall who served for four months.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards(1) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($)(2) (g)	Total ($) (h)

Donald W. Bogus	$37,000		$70,498	N/A	N/A	N/A	$919	$108,417

C. Robert Bunch	$0		$109,549	N/A	N/A	N/A	$919	$110,468

Donald W. Griffin	$19,000		$70,498	N/A	N/A	N/A	$919	$90,417

James G. Hascall	$15,000		$70,498	N/A	N/A	N/A	$919	$86,417

Virginia A. Kamsky	$33,000		$70,498	N/A	N/A	N/A	$919	$104,417

Randall W. Larrimore	$61,000		$70,498	N/A	N/A	N/A	$5,919	$137,417

John M.B. O’Connor	$0		$101,271	N/A	N/A	N/A	$919	$102,190

Richard M. Rompala	$68,500	(3)	$70,498	N/A	N/A	N/A	$919	$139,917

Anthony W. Ruggiero	$21,000		$70,498	N/A	N/A	N/A	$919	$92,417

Philip J. Schulz	$51,000		$70,498	N/A	N/A	N/A	$5,919	$127,417

(1)	Represents amount recognized in our 2006 income statement in accordance with FAS 123R, and includes amounts otherwise payable in cash which the director elected to defer as phantom stock units under the Directors Plan. The amounts in this column are also equal to the grant date fair value of the awards. The following table lists the phantom stock units held by each director in his or her deferred stock account at December 31, 2006 (payable upon the director’s retirement from our board, or later dates selected by the director, in cash or stock at the director’s election):

Name	Total Deferred Stock Account Balance (in Shares)*
Donald W. Bogus	2,992
C. Robert Bunch	5,795
Donald W. Griffin	10,400
James G. Hascall	0
Virginia A. Kamsky	4,700
Randall W. Larrimore	32,348
John M.B. O’Connor	5,387
Richard M. Rompala	49,897
Anthony W. Ruggiero	4,518
Philip J. Schulz	8,218

*	Total includes stock awards of the type listed in column (c) above and dividend equivalents on phantom stock units held in the deferred stock account.

(2)	Consists of insurance premiums we paid for excess liability insurance coverage for each director in the amount of $919 and any amounts we contributed to charity on behalf of the director under our matching charitable gifts program available to all salaried employees, as well as directors.
(3)	Represents amounts payable currently (the director elected to defer to a cash account to be paid on retirement from Olin’s board, or at a later date he/she selects).

The board of directors determines the total amount of the annual retainer as well as the amounts of meeting, lead director and board/committee chair fees based upon recommendations from the Compensation Committee of the board and input from outside compensation consultants. All stock-based compensation for our directors is governed by our Amended and Restated 1997 Stock Plan for Non-employee Directors, which we refer to as our “Directors Plan.”

We have stock ownership guidelines for our non-employee directors that require each outside director to own shares of our common stock with a market value of at least five times the amount of the annual retainer, within five years after such director joins our board.

Under the Directors Plan, directors may elect to receive common stock instead of cash for any portion of their cash compensation. Directors may also elect to defer any cash payments and may elect deferred phantom stock units instead of an immediate stock grant. Amounts in a director’s deferred cash account are credited with interest quarterly and phantom stock units are credited with dividend equivalents. Phantom stock units are paid out in shares of our common stock, or at the director’s election, in cash. If there is a change in control as defined in the Directors Plan, the balance of any deferred account is paid to the directors.

Two of the directors held shares of Olin common stock held in their Directors Plan accounts at the time of the spin-off of Arch Chemicals, Inc. on February 8, 1999. Those directors were credited “phantom” shares of common stock of Arch Chemicals, Inc. as a dividend distribution in connection with the spin-off and those phantom shares are held in the Directors Plan. The Arch Chemicals, Inc. phantom shares are payable only in cash, unless a director transfers the Arch Chemicals, Inc. phantom shares into his or her Olin common stock account prior to the time he or she leaves our board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommends that it be included in Olin’s annual report on Form 10-K and Proxy Statement for the 2007 Annual Shareholder Meeting.

Richard M. Rompala, Chairman

Donald W. Bogus

C. Robert Bunch

Virginia A. Kamsky

Randall W. Larrimore

February 21, 2007

Performance Graph

This graph compares the total shareholder return on our common stock with the total return on the S&P Midcap 400 and our Peer Group, as defined below, for the five-year period from December 31, 2001 through December 31, 2006. The cumulative return includes reinvestment of dividends.

Our Peer Group consists of Georgia Gulf Corporation, Brush Engineered Materials Inc., Mueller Industries, Inc. and Wolverine Tube, Inc. Our Peer Group is weighted in accordance with market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each of the five years covered by the performance graph. We calculated the weighted return for each year by multiplying (a) the percentage that each corporation’s market capitalization represented of the total market capitalization for all corporations in our Peer Group for such year by (b) the total shareholder return for that corporation for such year.

*	$100 invested on 12/31/01 in stock or index, including reinvestment of dividends.

	12/01	12/02	12/03	12/04	12/05	12/06
OLIN CORPORATION	100	101	137	157	146	128
S & P MIDCAP 400	100	85	116	135	152	168
PEER GROUP	100	88	117	184	132	136

ITEM 2—PROPOSAL TO RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP was our independent registered public accounting firm for 2006 and 2005. A summary of the KPMG fees by year follows:

	Fees ($ in thousands)
	2006		2005
Nature of Service	$	%	$	%
Audit Fees (1)	$1,855	100%	$1,638	98.9%
Audit Related Fees (2)	—	—	2	0.1
Tax Fees
Tax Compliance (3)	—	—	16	1.0
Tax Consultation and Planning (4)	—	—	—	—
All Other Fees	—	—	—	—

	$1,855	100%	$1,656	100%

(1)	Includes costs associated with the annual audit, including quarterly financial reviews, services required under Section 404 of the Sarbanes-Oxley Act, statutory audits, comfort letters, attest services, consents and assistance with and review of filings with the SEC.
(2)	Includes consultation on new reporting regulations.
(3)	Involves primarily international tax compliance work, including the preparation of tax returns, dividend and tax credit matters.
(4)	There were no tax consulting and planning services rendered in 2005 or 2006.

Our audit committee has a policy that all audit services by any independent registered public accounting firm and all non-audit services performed by our independent registered public accounting firm are subject to pre-approval by the audit committee at each scheduled meeting. The policy includes specific procedures for approval of such services. Excerpts from this policy follow:

Olin’s audit committee is solely responsible for pre-approving all audit services by any independent registered public accounting firm and all non-audit services performed by Olin’s independent registered public accounting firm. The process for such approval is as follows:

•

The annual budget for all such services will be submitted to the committee for approval in the first quarter of each year. The budget submission will include details of actual expenditures for each audit and non-audit service for the prior year versus the prior year budget and estimated spending for services in the current year. The budget will also provide for certain specific services that will be pre-approved within a limited dollar range per service. These pre-approved services are also subject to an annual spending cap.

•

At each subsequent audit committee meeting, the budget will be updated for changes in estimated spending involving previously approved services. The budget will also be updated to include any new services identified by operations management that need to be submitted for approval.

•

Any services not detailed in the budget or on the list of specific pre-approved services must be approved by the committee. In the event that approval is needed for a service in advance of a regularly scheduled audit committee meeting, the Chair of the committee is authorized to approve the service and report such approval to the other committee members at the next regularly scheduled committee meeting.

In 2006, the audit committee pre-approved all audit and audit-related services and all tax services.

Who has the Audit Committee selected as Olin’s independent registered public accounting firm for 2007?

Olin’s audit committee is solely responsible for hiring and compensating the Company’s independent registered public accounting firm. After considering KPMG’s 2006 performance and their proposed audit plan for 2007, the committee has selected KPMG as our independent registered public accounting firm for 2007.

Is a shareholder vote required to approve Olin’s independent registered public accounting firm?

The law and our By-laws do not require us to submit this matter to the shareholders at the annual meeting. However, the board and audit committee chose to submit it to the shareholders to ascertain their views.

Will I have an opportunity to hear from KPMG and ask them questions?

We expect representatives of KPMG to be present at the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

How many votes are required to ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2007?

To ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2007, the votes cast in favor of KPMG must exceed the votes cast in opposition to KPMG. Abstentions and shares held in street name that are not voted will not be included in determining the number of votes cast. If the shareholders’ ratification vote does not support the audit committee’s decision to appoint KPMG as Olin’s independent registered public accounting firm for 2007, the audit committee will take the vote into consideration in making next year’s selection.

How does the Board recommend we vote?

The board recommends that you vote FOR ratification of the appointment of KPMG as our independent registered public accounting firm for 2007.

Appendix A

OLIN CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AMENDED AND RESTATED CHARTER

April 27, 2006

Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors. The purpose of the Committee is to:

•	Assist the Board in oversight of:

1.	the integrity of the Corporation’s financial statements, including the financial reporting process and the Company’s system of Internal Control Over Financial Reporting (ICOFR) to comply with Section 404 of the Sarbanes-Oxley Act of 2002;

2.	the Corporation’s compliance with the legal and regulatory requirements including environmental, health, safety and transportation (EHS&T) compliance;

3.	the independent auditor’s qualifications and independence; and

4.	the performance of the Corporation’s Internal Audit and EHS&T Audit functions (including monitoring their qualifications and independence), and the Corporation’s independent auditors.

•	Prepare an Audit Committee report as required by the SEC to be included in the Corporation’s annual proxy statement.

•	Provide an avenue for communication between the Board of Directors and management, the independent auditors and the internal audit and EHS&T audit functions.

Membership

The Committee will consist of no less than three Directors, all of whom are independent Directors, as defined in the Principles of Corporate Governance and applicable NYSE requirements.

Each member shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee.

In addition, at least one member of the Committee must have accounting or related financial management expertise, as the Corporation’s Board interprets such qualification in its business judgment. The Board’s goal is that at least one member of the Committee will be an “audit committee financial expert” as defined in SEC regulations under Section 407 of the Sarbanes-Oxley Act of 2002. The Corporation will comply with all applicable disclosure requirements under the SEC’s rules related to audit committee financial experts.

If a Committee member simultaneously serves on the audit committees of more than three public companies (including the Corporation), the Board must determine that such service would not impair such member’s ability to serve effectively on the Corporation’s Committee. The Board must disclose any such determination in the Corporation’s annual proxy statement.

In addition to being an independent Director, each member of the Committee must not, other than in his or her capacity as a member of the Committee, the Board or any other Board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the

Corporation or any subsidiary, other than fixed amounts of compensation under a retirement plan (including deferred compensation), for prior service with the Corporation (provided that such compensation is not contingent in any way on continued service); or (2) be an affiliated person of the Corporation or any subsidiary.

Committee members shall be appointed by the Board. The Board may remove any Committee member at any time. The Chair of the Committee will be rotated at three-year intervals, unless the Board believes there are compelling reasons at a given point in time to maintain an individual Director’s chairmanship for a longer time. When feasible, the immediate past Chair will continue serving as a member of the Committee for at least one year to ensure an orderly transition.

Meetings

The Committee shall meet no less than five times per year, and at such other times as may be necessary to fulfill its responsibilities. Periodically, the Committee shall meet separately with management, with the Corporate Secretary and General Counsel, with the Corporation’s internal auditors (or other personnel responsible for the internal audit functions) and with the Corporation’s independent auditors.

Regular meetings of the Committee will be at times during the year as approved by the Committee. Special meetings of the Committee may also be called and held as may be appropriate, subject to the Corporation’s By-laws. The Committee Chair shall prepare and/or approve an agenda in advance of each such meeting.

The Chair of the Committee will regularly report the Committee’s findings, conclusions and recommendations to the Board of Directors at the next meeting.

Duties and Responsibilities

Review Procedures

The Audit Committee will:

•	Conduct a self-assessment of the Committee’s performance at least annually.

•

Review and reassess the adequacy of the Audit Committee Charter annually and submit it for formal approval to the Directors and Corporate Governance Committee and Board of Directors. In addition, beginning in 2001 and at least once every three years thereafter, publish the Charter in the annual meeting proxy statement in accordance with SEC regulations.

•

Review the Corporation’s annual audited financial statements, including the Corporation’s Management’s Discussion and Analysis of Financial Condition and Operations (“MD&A”) prior to filing or distribution. This review of the financial statements is to include discussions with management and the independent auditor and the review of any significant written correspondence between the independent auditor and management about the existence and disposition of significant issues involving accounting principles, practices, estimates and judgments.

•	Make a recommendation to the Board of Directors regarding inclusion of such financial statements in the Corporation’s annual report on Form 10-K.

•	Discuss the Corporation’s quarterly unaudited financial statements and press release, including the Corporation’s MD&A disclosures, with management and the independent auditor prior to public release.

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•

On a periodic basis, review the process surrounding the CEO and CFO quarterly certifications required by the SEC with respect to the financial statements and the Company’s disclosure controls and procedures and ICOFR.

•	Review the details of corrective action plans for any material weaknesses or any deficiencies that are considered significant on a Corporate consolidated basis.

•	Review:

–	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles and financial statement principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;

–	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

–	the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements; and

–	alternative GAAP methods and practices that could have been followed, the reasons for selecting the principles and practices to be followed, the financial impacts of the principles and practices selected as compared to those of the other alternatives available, and the provisions of any “pro forma” or “adjusted” non-GAAP information.

•	Review with the independent auditor any audit problems or difficulties and management’s response, including:

–	Any changes in the audit plan or restrictions on the scope of the independent auditor’s work activities or on access to requested information;

–	Any reservation regarding the quality of the Company’s accounting principles and application in financial reporting;

–	Any accounting adjustments noted or proposed by the independent auditors but “passed” (as immaterial or otherwise);

–	Any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement with respect to the Corporation’s audit;

–	Any “management” or “internal control” letters issued or proposed to be issued by the independent auditors to the Corporation; and

–	Discussion of the responsibilities, budget and staffing of the Corporation’s internal audit function.

•	Establish a procedure for discussions with the Committee on a pre-issuance basis all of the following:

–	The types and presentation of information to be included in earnings press releases and in financial information and earnings guidance provided to analysts, banks and rating agencies;

–	Significant financial reporting matters to be disclosed in any SEC filings, such as a change in accounting principles or extraordinary and non-recurring items and transactions; and

Significant matters to be disclosed in Form 8-K filings with the SEC.

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Independent Auditors

•

The Committee has sole authority to directly appoint, retain, compensate, evaluate and terminate the Corporation’s independent auditors and will ensure that the independent auditors report directly to the Committee.

•	The Committee has direct responsibility for oversight of the Corporation’s independent auditors, including resolution of disagreements between management and the independent auditors.

•

The Committee shall approve in advance the engagement of any independent auditor to render audit services and the engagement of the Corporation’s independent auditor to render any non-audit service. All such services shall be entered into pursuant to pre-approval policies and procedures established by the Committee, provided the policies and procedures are detailed as to the particular service and the Committee is informed of each service, and such policies and procedures do not include delegation to management of the Committee’s responsibilities under the Securities Exchange Act of 1934. This requirement shall not apply to the provision of services other than audit, review or attest services if:

–	the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Corporation to the accountant during the fiscal year in which the services are provided; and

–	such services were not recognized by the Corporation at the time of the engagement to be non-audit services; and

–	such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

•	The Committee will review the disclosure of audit and non-audit services in Form 10-Q, Form 10-K, and the Proxy Statement and monitor compliance therewith.

•

The Committee shall evaluate the auditor’s qualifications, performance and independence. This evaluation should include the review and evaluation of the lead partner of the independent auditor. The Committee should take into account the opinions of management and the Corporation’s internal auditors.

•

The Committee should assure the regular rotation of the lead audit partner by the end of the lead partner’s fifth year on the engagement and verify that all other partners on the engagement are rotated by the end of the seventh year on the engagement as required by law, and further consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

•

The Committee will review the independent auditors’ annual audit plan, which should cover among other matters: scope of the examination, staffing, locations, areas of reliance (i.e., management representations and internal audit coverage), and their general audit approach.

•

In connection with discussions related to the annual audit results, the Committee should consider the independent auditors’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

•	The Audit Committee will:

–	Set clear hiring policies for employees or former employees of the Corporation’s outside auditors, to ensure that the auditors’ independence under applicable SEC rules and accounting standards is not impaired.

–	Discuss with the independent auditors the impact on the auditors’ objectivity and independence of any disclosed relationships as required by professional standards; and

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determine whether any such non-audit engagements are consistent with the independent auditors’ independence and objectivity.

–	Obtain and review, at least annually, a report from the independent auditors describing: the independent auditing firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and to assess the auditor’s independence, details of all relationships between the independent auditors and the Corporation.

Internal Audit and EHS&T Audit

The Vice President Auditing and Business Ethics and Integrity shall report directly to the Audit Committee of the Board of Directors and shall have direct and unrestricted access to the Audit Committee.

The Audit Committee will:

•

At least annually, review the Corporation’s Internal Audit and EHS&T Audit plans, including organizational structure, staff qualifications, and the process of audit planning and business risk assessment.

•	Review activity and special reports of the Corporation’s Internal Audit and EHS&T Audit functions including management responses and corrective action plans for significant findings.

•	Review with management the appointment and/or replacement of the Vice President, Auditing, Business Ethics and Integrity or the Vice President, Regulatory Audit and Senior Deputy General Counsel.

Ethical and Legal Compliance

The Audit Committee will:

•

Review the Corporation’s litigation management process and monitor major litigation and significant internal or external special investigations and review with the General Counsel, at least annually, any other legal and regulatory matters that could have a material impact on the Corporation’s financial statements or compliance with law.

•	Periodically review programs established by the Corporation that encourage and reinforce ethical conduct and legal compliance.

•

Ensure that the Corporation adopts, posts on its web site, and discloses the availability of, a code of business conduct and ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

•

Periodically review the Corporation’s code of ethics with particular focus on related party transactions and conflicts of interest involving, directly or indirectly, any director or executive officer, and consider whether any changes are needed.

•	Be responsible for evaluating and making decisions whether to grant any waivers of or approve any other deviations from the Corporation’s code of ethics.

•

Establish procedures for reporting ethical, accounting and other issues, including establishing procedures for receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous

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submissions by employees of concerns regarding questionable accounting or auditing matters, and for protection of employees who report such issues.

Other Committee Responsibilities

The Audit Committee will review the annual internal audit of the expenses and perquisites, including use of corporate assets, of the corporate officers and members of the Board of Directors.

At least annually, the Audit Committee will review the Company’s Enterprise Risk Management (ERM) process. The review shall include discussion of the major risk exposures that have been identified by the Company, the steps management is taking to monitor and mitigate such exposures on an ongoing basis and the Company’s Insurance strategy and programs.

Additional Resources

The Committee shall have the right to use reasonable amounts of time of the Corporation’s internal and independent accountants, internal and outside lawyers and other internal staff and also shall have the right to hire independent accounting experts, lawyers and other consultants to assist and advise the Committee in connection with its responsibilities.

The Committee shall obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties, and shall receive appropriate funding, as determined by the Committee, from the Corporation for payment of compensation to the outside legal, accounting or other advisors employed by the Committee.

The Committee shall keep the Corporation’s accounting department advised as to the general range of anticipated expenses for outside consultants.

The Committee may meet privately with independent advisors and shall be free to talk directly and independently with any member of management in discharging its responsibilities.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR each Item below.

						FOR	AGAINST	ABSTAIN
Item 1 —	ELECTION OF DIRECTORS Nominees: 01 C. Robert Bunch 02 Randall W. Larrimore 03 Anthony W. Ruggiero	FOR ALL (except as noted below)	WITHHELD FOR ALL	ITEM 2 —	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐
		☐	☐

					WILL ATTEND MEETING	YES	NO
WITHHOLD FOR: (Write that nominee’s name in the space provided below).						☐	☐

Signature                                                                   Signature                                                                    Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ñ  FOLD AND DETACH HERE  ñ

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available for shareholders through 11:59 PM Eastern Time on April 25, 2007 and for CEOP Participants through 11:59 PM Eastern Time on April 23, 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE
http://www.proxyvoting.com/oln		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY

OLIN CORPORATION

190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

RICHARD M. ROMPALA and JOSEPH D. RUPP, or either of them, with full power of substitution, are hereby appointed proxies to vote all Common Stock in Olin Corporation which the undersigned would be entitled to vote on all matters which may come before the Annual Meeting of Shareholders to be held on April 26, 2007, at 8:30 a.m. CDT and at any adjournment.

This Proxy will be voted as directed by the shareholder on the items listed on the reverse side. If no contrary direction is specified, this Proxy will be voted FOR all Items. Should any nominee be unable to serve, this Proxy may be voted for a substitute nominee selected by the Board of Directors.

This card also provides confidential voting instructions for shares held in the Olin Corporation Contributing Employee Ownership Plan (Olin CEOP) or Arch Chemicals, Inc. Contributing Employee Ownership Plan (Arch CEOP). (We sometimes refer to both of these plans as the “CEOP”). If you are a participant and have shares of Olin Common Stock allocated to your account in the CEOP, please read the following instruction regarding voting of those shares.

Trustee’s Authorization: As a named fiduciary, you may direct State Street Bank and Trust Company, as Trustee of the Olin CEOP, or JPMorgan Chase Bank, as Trustee of the Arch CEOP, how to vote the shares of Olin Common Stock allocated to your CEOP account by completing and returning this Proxy/Voting Instruction Form or sending your voting instructions via telephone or internet. The Trustees will vote the shares represented by this Voting Instruction Form if proper instructions are completed, signed and received by Mellon Investor Services before 11:59 p.m. EDT on April 23, 2007, and will vote all shares for which no instructions are received in the same proportion as shares for which they receive instructions.

Address Change/Comments (Mark the corresponding box on the reverse side)

. . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ñ  FOLD AND DETACH HERE  ñ

OLIN CORPORATION

190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Dear Shareholder:

You are invited to attend our 2007 Annual Meeting of Shareholders at 8:30 a.m. Central Daylight Time on Thursday, April 26th at The Crowne Plaza Hotel at 7750 Carondelet Avenue, Clayton, MO 63105.

This is the admission card. If you plan to attend, please mark the box on the proxy. Be sure to bring the card with you to the Meeting.

Sincerely,

/s/ George H. Pain
George H. Pain
Secretary